Exhibit 10.26

LICENSE AND CO-DEVELOPMENT AGREEMENT

by and among

WYETH,

acting through its

WYETH PHARMACEUTICALS DIVISION,

WYETH-WHITEHALL PHARMACEUTICALS, INC.,

WYETH-AYERST LEDERLE, INC.,

and

PROGENICS PHARMACEUTICALS, INC.

and

PROGENICS PHARMACEUTICALS NEVADA, INC.

Dated as of December 23, 2005

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SCHEDULES

Schedule 1.10 Chemical Drawing of Compound
Schedule 8.4.2 Press Release
Schedule 9.2 Progenics Disclosure Schedule

EXHIBITS

EXHIBIT A Co-Promotion Agreement

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i

LICENSE AND CO-DEVELOPMENT AGREEMENT

This License and Co-Development Agreement (the “Agreement”) is entered into this 23rd day of December, 2005 (the “Effective Date”), by and among Wyeth, acting through its Wyeth Pharmaceuticals Division, a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 500 Arcola Road, Collegeville, Pennsylvania 19426, Wyeth-Whitehall Pharmaceuticals, Inc., a corporation having a principal place of business at Road No. 3, Kilometer 142.1, Guayama, Puerto Rico 00784, and Wyeth-Ayerst Lederle, Inc. a corporation having a principal place of business at 65th Infantry Road, Kilometer 9.7, Carolina, Puerto Rico 00987-4904 (collectively “Wyeth”) and Progenics Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (“Progenics”) and Progenics Pharmaceuticals Nevada, Inc., a corporation organized and existing under the laws of the State of Nevada and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (“ProNev”). Wyeth and Progenics may each be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. Wyeth Pharmaceuticals is the pharmaceutical division of Wyeth, a global company devoted, among other businesses, to discovering, developing, manufacturing and marketing human pharmaceutical products.

B. Wyeth-Whitehall Pharmaceuticals, Inc. and Wyeth-Ayerst Lederle, Inc. are indirect subsidiaries of Wyeth.

C. Progenics is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products. Progenics is developing [*] (“[*]”), for the treatment of post-operative bowel dysfunction and opioid-induced constipation associated with chronic pain and advanced medical illness.

D. ProNev is a direct, wholly-owned subsidiary of Progenics.

E. Progenics owns or has rights under certain patents, patent applications, other valuable technology and know-how relating to [*] and has conducted and is conducting certain clinical trials for [*].

F. Wyeth and Progenics wish to collaborate regarding the development of [*] and Progenics wishes to grant to Wyeth, and Wyeth wishes to receive from Progenics, an exclusive worldwide license to develop and commercialize [*].

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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1.	DEFINITIONS.

Capitalized terms not otherwise defined herein shall have the following meanings:

1.1.  Affiliate(s).“Affiliate(s)”means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another Person if it owns or controls more than 50% of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority); provided, however, that the term “Affiliate” shall not include a Person in which any other Person owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2.  Calendar Quarter.“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.3.  Calendar Year.“Calendar Year” means any calendar year.

1.4.  Claim. “Claim” means any claim, action, cause of action, chose in action, or suit (in contract or tort or otherwise), litigation, arbitration, investigation, opposition, hearing, complaint, demand, notice or proceeding to, from, by or before any arbitrator, court, administrative organization, or other governmental authority or other Person.

1.5.  Collaboration.“Collaboration” means the Development and Commercialization activities of the Parties under this Agreement.

1.6.  Combination Product. “Combination Product” means any Product that contains the Compound as an active ingredient together with one or more other active ingredients and is sold for a single invoiced price, e.g., where the Compound is packaged for sale together with a second compound or biologic as an active ingredient (either as a single fixed dose or as separate doses).

1.7.  Commercialization.“Commercialization” means all activities related to the commercial exploitation of the Compound and the Products, including without limitation the manufacture, supply, use, importation, exportation, marketing, promotion, distribution, pre-launch, launch, sale, offering for sale and conducting Phase 4 Clinical Trials of the Products. When used as a verb, “Commercialize” or “Commercializing” means to engage in Commercialization.

1.8.  Commercially Reasonable Efforts.“Commercially Reasonable Efforts” means efforts and resources normally used by the Party required to use such efforts and resources for a product, proposed product or technology owned by it or to which it has rights, which is of similar commercial potential at a similar stage in its development or product life, taking into account issues of [*].

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1.9.  Committee. “Committee” means the JSC, JDC, and/or JCC as the context requires.

1.10.  Compound.“Compound” means [*] ([*]) which is chemically defined as [*] and its pharmacologically acceptable salts, together with their solvates, hydrates, hemihydrates, metabolites, pro-drugs, esters, and if applicable, any isomers or racemates thereof, [*]. The “Compound” does not include the Excluded Molecules. A chemical drawing of [*] is attached as Schedule 1.10.

1.11.  Confidential Information.“Confidential Information” means, with respect to each Party, any non-public proprietary data, information or materials that belongs in whole or in part to such Party, its Affiliates or Sublicensees and information otherwise designated by such Party as Confidential Information of such Party hereunder.

1.12.  Control or Controlled.“Control” or “Controlled” means with respect to any material, item of information, or intellectual property right, the possession, whether by ownership or license, of the right to grant a license with respect thereto.

1.13.  Co-Promotion Territory.“Co-Promotion Territory” means the United States of America, including its territories and possessions.

1.14.  Development.“Development” means all activities related to the development of Products and obtaining Regulatory Approval for Products, including, without limitation, all activities related to research, development, preclinical testing, stability testing, toxicology, formulation, clinical trials, regulatory affairs, statistical analysis, report writing, manufacturing process and scale up, qualification and validation activities, quality assurance/quality control development and regulatory filing creation and submission related to obtaining Regulatory Approval for Products. When used as a verb “Develop” means to engage in Development.

1.15.  Excluded Molecules.“Excluded Molecules” means [*] ([*]), chemically defined as [*] and its pharmacologically acceptable salts, together with their solvates, hydrates, hemihydrates, metabolites, pro-drugs, esters, and if applicable, any isomers or racemates thereof, [*].

1.16.  FDA.“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.17.  FD&C Act.“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.18.  Field.“Field” means all prophylactic or therapeutic pharmaceutical uses of Compound for the diagnosis, treatment or prevention of disease in humans.

1.19.  First Commercial Sale.“First Commercial Sale” means, with respect to any Product and with respect to any country of the Territory, the first sale of such Product to a Third Party in such country after such Product has been granted Regulatory Marketing Approval by a Regulatory Authority having jurisdiction for such country.

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1.20.  FTE.“FTE” means the full time equivalent effort of one Progenics employee who participates directly in the activities under an approved Development Plan. For purposes of this definition, “full time equivalent effort” shall mean [*] of work per year with reimbursement based on actual hours worked.

1.21.  FTE Rate. “FTE Rate” means the hourly rate of $[*] per hour for Development work to be performed by Progenics during Calendar Year 2006, increasing at the beginning of each subsequent Calendar Year over the prior year amount by the increase of the Consumer Price Index- All Urban Consumers during the prior year.

1.22.  GAAP.“GAAP” means U.S. generally accepted accounting principles consistently applied.

1.23.  GMP.“GMP” means good manufacturing practices, as such term is defined in the FD&C Act, applicable to the manufacture of the Products and the Compound.

1.24.  IND.“IND” means an Investigational New Drug Application, as defined in the FD&C Act, that is required to be submitted with the FDA before beginning clinical testing in human subjects, or an equivalent foreign filing.

1.25.  IV Product.“IV Product” means any Product that is formulated to be administered intravenously.

1.26.  JCC.“JCC” means the Joint Commercialization Committee established in accordance with Section 3.4 (Joint Commercialization Committee (JCC)).

1.27.  JDC. “JDC” means the Joint Development Committee established in accordance with Section 3.3 (Joint Development Committee (JDC)).

1.28.  Joint Know-How. “Joint Know-How” means any Know-How made or created in the course of Collaboration jointly by (i) employees or agents of Progenics or any of its Affiliates, and (ii) employees or agents of Wyeth or any of its Affiliates.

1.29.  Joint Patent Rights. “Joint Patent Rights” means any Patent Rights related to any invention, development or discovery made or created in the course of the Collaboration jointly by (i) employees or agents of Progenics or any of its Affiliates, and (ii) employees or agents of Wyeth or any of its Affiliates, as determined in accordance with Section 7.1.1 (Inventorship).

1.30.  Joint Technology. “Joint Technology” means the Joint Know-How and the Joint Patent Rights.

1.31.  JSC.“JSC” means the Joint Steering Committee established in accordance with Section 3.2 (Joint Steering Committee (JSC)).

1.32.  Know-How.“Know-How” means any confidential unpatented or unpatentable invention, development, discovery, technology, cell line, biological material, compound, probe,

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sequence, technical information, method, biological material, or other confidential information or material.

1.33.  Licensed Activit(y/ies).“Licensed Activit(y/ies)” means, collectively, the Development and Commercialization of any Product, the practice of any Progenics Technology or Joint Technology or the exercise of any other right granted by Progenics to Wyeth under this Agreement, in each case as permitted under this Agreement.

1.34.  Major Market Country. A “Major Market Country” means any of [*].

1.35.  [*].

1.36.  Net Sales.“Net Sales” means the gross amounts invoiced for sales of all Products by Wyeth, its Affiliates and Sublicensees (each a “Selling Person”) to Third Parties which are not Sublicensees, less the following deductions, in each case to the extent specifically related to the Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”):

(i) trade, cash, promotional and quantity discounts, and wholesaler fees.

(ii) taxes on sales (such as excise, sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to the sales price (and excluding national, sales or local taxes based on income);

(iii) freight, insurance, packing costs and other transportation charges to the extent included in the invoice price to the buyer;

(iv) amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls, returns or because of retroactive price changes;

(v) charge back payments and rebates granted to (a) managed healthcare organizations, (b) federal, state and/or provincial and/or local governments or other agencies, (c) purchasers and reimbursers, or (d) trade customers, including without limitation, wholesalers and chain and pharmacy buying groups, all only to the extent permitted by applicable law and regulations; and

(vi) documented customs duties actually paid by the Selling Person.

Products provided by Wyeth, its Affiliates or Sublicensees, free of charge, for administration to patients enrolled in clinical trials or distributed at no charge to eligible patients shall not be included in Net Sales, provided that Wyeth, its Affiliates and Sublicensees receive no cash consideration from such clinical trials or such use of Product.

It is understood that accruals taken as a deduction against Net Sales will be periodically reviewed by Wyeth in accordance with GAAP and if any accrual is reversed by Wyeth a corresponding credit will be made to Net Sales in the period in which the reversal is made.

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Bundling. Where a Product is “bundled” for sale together with one or more other products in a country or is offered as a “loss leader” to encourage the sale of one or more other product(s), Net Sales of such Product shall be [*] by Wyeth, its Affiliate or Sublicensee (less the Permitted Deductions) [*], which [*].

Combination Sales. If a Product is sold as a Combination Product (a “Combination Sale”), the Net Sales for such Combination Product shall be the portion of such Combination Sale allocable to the Compound determined as follows:

Except as provided below, the Net Sales amount for a Combination Sale shall equal the [*], where:

[*].

Where the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by the foregoing method, the calculation of Net Sales for such Combination Sale shall be [*].

EXCEPT THAT the Net Sales of a Combination Product shall not be reduced by any fraction if:

(i)  [*];

(ii)  [*]; and

(iii)  [*].

1.37.  NDA. “NDA” means a New Drug Application, as defined in the FD&C Act, that is filed with the FDA to formally propose that the FDA approve a new drug for sale and marketing in the U.S., or an equivalent application or submission.

1.38.  Non-Royalty Sublicense Income. “Non-Royalty Sublicense Income” means [*]consideration received by Wyeth or a Wyeth Affiliate in consideration for the grant of any Sublicense, [*]. Non-Royalty Sublicense Income includes, without limitation, [*] paid to Wyeth or a Wyeth Affiliate by or on behalf of the Sublicensee in consideration for the Sublicense (other than [*] for Development of the Products in [*]). In addition to excluding [*] Non-Royalty Sublicense Income will exclude payments received in consideration for [*], including without limitation payments made to Wyeth or its Affiliates (i) in consideration of [*].

1.39.  Oral Product.“Oral Product” means any Product that is formulated to be taken orally.

1.40.  Outside Contractor.“Outside Contractor” means any person other than a Sublicensee contracted by Progenics or Wyeth to provide products or services relating to the Collaboration, including, without limitation, contract manufacturing services, clinical services or regulatory services that contribute to the performance of its responsibilities under the Development Plan or that result in any work product or other information that Progenics or

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Wyeth could include or might reasonably be expected to include in any document or report, including, without limitation, a Registrational Filing, submitted to a Government Authority or be subject to review by a Government Authority, including, without limitation the FDA.

1.41.  Patent Rights.“Patent Rights” means any and all (a) U.S. or foreign patents, (b) U.S. or foreign patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) U.S. or foreign patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, and (d) other forms of government-issued right substantially similar to any of the foregoing.

1.42.  Person.“Person” means any individual or legal entity.

1.43.  Phase 3 Clinical Trial.“Phase 3 Clinical Trial” means a human clinical study on sufficient numbers of patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.44.  Phase 4 Clinical Trial.“Phase 4 Clinical Trial” means product support clinical trials of a Product not for the purpose of obtaining Regulatory Marketing Approval, which are commenced before or after receipt of Regulatory Marketing Approval of such Product.

1.45.  Product.“Product” means a product containing the Compound as an active ingredient, including without limitation a Combination Product.

1.46.  Progenics Change of Control.“Progenics Change of Control” means the occurrence of any of the following events: (i) Progenics directly or indirectly sells, conveys or otherwise disposes of all or substantially all of Progenics’ assets or business to a Top 15 Pharmaceutical Company or any Affiliate of a Top 15 Pharmaceutical Company; (ii) Progenics or any of its controlling Affiliates merges with or into or consolidates with any Top 15 Pharmaceutical Company or any Affiliate of a Top 15 Pharmaceutical Company; (iii) any other transaction or series of related transactions as a result of which a Top 15 Pharmaceutical Company or an Affiliate of a Top 15 Pharmaceutical Company is able to elect a majority of the members of the board of directors of Progenics or any of its controlling Affiliates. For the purpose of this definition, a “controlling Affiliate” is an Affiliate that “controls” Progenics, as such term is used in the definition of Affiliates in Section 1.1 (Affiliates).

1.47.  Progenics Development Costs.“Progenics Development Costs” means expenses of Progenics incurred in accordance with an approved Development Plan and Progenics Development Cost Budget approved by the JSC or agreed by the Parties, consisting of (i) the cost of actual direct FTEs, as recorded in the Progenics [*] time reporting system or any other mutually agreed and auditable time tracking system, costed at the FTE Rate, and (ii) direct out-of-pocket expenses incurred in the performance of activities assigned to Progenics under such Development Plan.

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1.48.  Progenics Development Cost Budget. “Progenics Development Cost Budget” means the three-year, quarter-by-quarter rolling budget for Progenics Development Costs approved annually by the JSC. The initial Progenics Development Cost Budget has been agreed by the Parties simultaneously with the execution of this Agreement.

1.49.  Progenics Know-How.“Progenics Know-How” means Know-How Controlled by Progenics or its Affiliates as of the Effective Date or at any time during the Term which relates to the Compound or a Product or to the use of the Compound or a Product; provided, however, that if a Third Party becomes an Affiliate of Progenics pursuant to a transaction or series of related transactions as a result of which such Third Party is able to elect a majority of the members of the board of directors of Progenics (or its successor company) or any of its “controlling Affiliates” (as defined in Section 1.46 (Progenics Change of Control), “Progenics Know-How” will not include any Know-How that was Controlled by such Third Party (and not by Progenics) prior to the completion of such transaction or series of related transactions.

1.50.  Progenics Patent Rights.“Progenics Patent Rights” means any Patent Right Controlled by Progenics or its Affiliates as of the Effective Date or at any time during the Term that relates to, claims, or if issued, would be infringed by an unlicensed Third Party’s manufacture, use, sale, importation, Development or Commercialization of the Compound, or any Product; provided, however, that if a Third Party becomes an Affiliate of Progenics pursuant to a transaction or series of related transactions as a result of which such Third Party is able to elect a majority of the members of the board of directors of Progenics (or its successor company) or any of its “controlling Affiliates” (as defined in Section 1.46 (Progenics Change of Control), “Progenics Patent Rights” will not include any Patent Rights that were Controlled by such Third Party prior to the completion of such transaction or series of related transactions. Progenics Patent Rights as of the Effective Date are identified on Schedule 9.2.

1.51.  Progenics Technology.“Progenics Technology” means the Progenics Know-How and the Progenics Patent Rights.

1.52.  Progenics Third Party Agreement.“Progenics Third Party Agreement” means any agreement in effect as of the Effective Date under which Progenics or any of its Affiliates is granted any license or otherwise has any rights or interests under any Progenics Technology or which relates to the supply or clinical study of the Compound or any Product, including without limitation the agreements listed in Schedule 9.2(C) under the heading “Progenics Third Party Agreements.”

1.53.  Recall. “Recall” means, with respect to any pharmaceutical product, a “recall” or a “product withdrawal” or a “stock recovery” or any similar term as utilized by any Regulatory Authority under such Regulatory Authority’s procedures regarding the recall of pharmaceutical products, as the same may be amended from time to time, and shall include any post-sale warning or mailing of information regarding such product, including any warnings or mailings described in the Regulatory Authority’s product recall procedures.

1.54.  Registrational Filing.“Registrational Filing” means an application submitted to the appropriate Regulatory Authority seeking a Regulatory Marketing Approval.

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1.55.  Regulatory Approval.“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals of any Regulatory Authority necessary for the development, clinical testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a Product in a regulatory jurisdiction, including, without limitation, INDs, NDAs, or Biologic License Applications (“BLAs”), supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, labeling approvals, and drug master files (“DMFs”).

1.56.  Regulatory Authority.“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of a Regulatory Approval for such country or countries.

1.57.  Regulatory Marketing Approval.“Regulatory Marketing Approval” means, with respect to any Product in any country or region and in any indication, Regulatory Approval authorizing the marketing of such Product in such country or region for such indication. For the sake of clarity, Regulatory Marketing Approval shall be deemed to have occurred when the FDA or its foreign equivalent sends a Letter of Approval or its foreign equivalent.

1.58.  Regulatory Pricing Approval.“Regulatory Pricing Approval” means, with respect to any Product in any country or region, the achievement of all applicable pricing and reimbursement approvals with respect to such Product in such country or region.

1.59.  Royalty Period.“Royalty Period” means with respect to any particular Product in any particular country, the period of time beginning on [*] and extending until the later of (a) [*], (b) [*], and (c) [*].

1.60.  SC Product.“SC Product” means any Product that is formulated to be administered by a subcutaneous injection.

1.61.  Sublicense.“Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any right licensed to Wyeth under this Agreement. When used as a noun, “Sublicense” means any agreement to Sublicense.

1.62.  Sublicensee.“Sublicensee” means any Third Party who is granted a Sublicense.

1.63.  Territory.“Territory” means the entire world.

1.64.  Third Party.“Third Party” means any Person other than Wyeth, Progenics or their respective Affiliates.

1.65.  Title 11.“Title 11” shall have the meaning set forth in Section 10.5.3 (Rights to Intellectual Property).

1.66.  Top 5 EU Market Country. A “Top 5 EU Market Country” means any of [*].

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1.67.  Top 15 Pharmaceutical Company. Top 15 Pharmaceutical Company means, at any given time, any of the fifteen (15) largest pharmaceutical or biopharmaceutical companies in world (other than Wyeth), measured by the stock market value of the equity capitalization of the companies at that time.

1.68.  Unauthorized Generic Product.“Unauthorized Generic Product” means, with respect to any Product, a pharmaceutical product (other than the Product itself) sold by an unlicensed Third Party that contains the Compound and gains Regulatory Marketing Approval for one of the same indications as such Product without de novo evidence of safety and efficacy, such as through an abbreviated new drug application as defined in 21 U.S.C. 355(j) or an application submitted pursuant to 21 U.S.C. 355(b)(2) (or their equivalents outside the United States).

1.69.  Unauthorized Generic Product Market.“Unauthorized Generic Product Market” means, with respect to any Product in any country in the Territory, the sum of [*]. Unauthorized Generic Product sales shall be determined using independent market data (where available), such as that published by IMS.

1.70.  Valid Claim.“Valid Claim” means a claim of a patent application or an issued and unexpired patent that has not been held unpatentable, revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. If a claim of a pending patent application has not issued as a claim of an issued patent within [*] years after the earliest priority date for such claim, such claim shall cease to be a Valid Claim unless and until such claim becomes an issued claim of an issued patent.

1.71.  Wyeth Collaboration Know-How. “Wyeth Collaboration Know-How” means Know-How relating to the Collaboration or the Compound or the Products, Controlled as of the Effective Date or at any time during the Term by Wyeth or its Affiliates, that is made or created in the course of the Collaboration solely by employees or agents of Wyeth or any of its Affiliates or Sublicensees, other than Progenics Know-How and Joint Know-How.

1.72.  Wyeth Collaboration Patent Rights.“Wyeth Collaboration Patent Rights” means any Patent Right Controlled by Wyeth or its Affiliates that claim inventions invented solely by employees or agents of Wyeth or any of its Affiliates or Sublicensees (as determined in accordance with Section 7.1.1 (Inventorship)) arising out of the Collaboration that, if issued, would be infringed by an unlicensed Third Party’s manufacture, use, sale, importation, Development or Commercialization of the Compound or any Product, other than Progenics Patent Rights and Joint Patent Rights.

1.73.  Wyeth Independent Patent Rights.“Wyeth Independent Patent Rights” means any Patent Right Controlled by Wyeth or its Affiliates that, if issued, would be infringed by an unlicensed Third Party’s manufacture, use, sale, importation, Development or Commercialization of the Compound or any Product, other than Wyeth Collaboration Patent Rights, the Progenics Patent Rights and the Joint Patent Rights.

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1.74.  Additional Definitions. Definitions for each of the following defined terms are set forth in the section of this Agreement indicated below:

Definition	Section

Agreement	Introduction
Commercialization Payments	6.4
Co-Promotion Agreement	5.1
Co-Promotion Option	5.1
Debtor Party	10.5.1
Designated Countries	7.2.1
Development Account	6.2.2
Development Cost Summary	6.2.2
Development Payments	6.3
Development Plan	4.1
Disclosing Party	8.1
Effective Date	Introduction
Estimated Quarterly Development Costs	6.2.2
Executive Officers	3.1.3
Indemnified Party	11.3
Indemnifying Party	11.3
Liability	11.1
Licensed Progenics Patent Rights	9.2(a)
Negotiation Period	2.3.2(d)
Non-Debtor Party	10.5.1
Owned Progenics Patent Rights	9.2(a)
Partial Termination	10.2.1
Party Vote	3.1.3
Permitted Deductions	1.36
Progenics	Introduction
Progenics Indemnified Party	11.1
Progenics Regulatory Filings/Approvals	12.1.4(a)
ProNev	Introduction
Receiving Party	8.1
Responsible Executive	13.19
[*]	Background
Selling Person	1.36
[*]	1.36
Sued Party	7.2.7(c)
Term	10.1
Terminated Products	10.4.3
Terminated Territory	10.4.1(f)
Third Party IP Rights	7.2.7(b)
Transferred Regulatory Filings/Approvals	12.1.4(b)
UR Labs Acquisition Agreements	9.2(e)
UR Labs-Progenics Agreement	10.6.1

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Working Group	3.3.4
Wyeth	Introduction
Wyeth Non-Defaulting Termination	10.6.2
Wyeth Indemnified Party	11.2

2.	LICENSE GRANTS AND RELATED MATTERS.

2.1.  Exclusive License from Progenics to Wyeth. Subject to the terms and conditions of this Agreement, Progenics hereby grants to Wyeth in the Field an exclusive (even as to Progenics, other than as set forth in Section 2.2 (Retained Rights)) license under the Progenics Technology and Joint Technology, with the right to sublicense as set forth in Section 2.3.1 (Sublicenses), to make, have made, use, Develop, sell, offer to sell, have sold, import, export, and otherwise exploit and Commercialize the Compound and Products in the Territory. Wyeth acknowledges that with respect to those Progenics Patent Rights that are Controlled by Progenics pursuant to the Third Party Agreements, the foregoing license is subject to the rights of the Third Party licensors under such Third Party Agreements.

2.2.  Retained Rights. Subject to the terms and conditions of this Agreement, Progenics retains the non-exclusive, non-transferable, non-licensable right under the Progenics Technology and Joint Technology only (i) to make, have made, import, export and use the Compound and Develop the Compound and the Products for the purpose of performing its obligations under this Agreement, and (ii) to make and use the Compound and use the Products for research and development purposes and quality control and quality assurance related to the development and commercialization of the Excluded Molecules. Other than as set forth in this Section 2.2, no right is retained by Progenics to offer for sale or sell the Compound to any Third Party in the Territory or to make, have made, use, sell, offer for sale, import, export or otherwise exploit or Commercialize Products in the Territory.

2.3.  Sublicenses

2.3.1.  General. Wyeth shall have the right to grant Sublicenses of any and all rights granted to Wyeth under this Agreement to its Affiliates in the Territory, without the requirement of any prior approval by Progenics. Except as provided in Section 2.8 ([*]), Wyeth may not Sublicense its obligation to Develop the Products in any Major Market Country to a Third Party. In addition, Wyeth shall have the right to grant Sublicenses of any and all rights granted to Wyeth under this Agreement to Commercialize the Products after Regulatory Marketing Approval to any Third Party for countries outside the Major Market Countries, without the requirement of prior written approval of Progenics. Wyeth shall also have the right on a Product-by-Product basis to grant Sublicenses of any and all rights granted to Wyeth under this Agreement to Commercialize Products, after Regulatory Marketing Approval, in the Major Market Countries, with the prior written consent of Progenics, not to be unreasonably withheld or delayed. It is understood and agreed that Progenics’ consent may be reasonably withheld in the event that Wyeth seeks to Sublicense its rights to a Third Party that Commercializes a prescription pharmaceutical product in a Major Market Country that

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competes with or addresses similar indications to any Product. Any Sublicense by Wyeth in the United States shall only be for the purpose of augmenting the Commercialization activities in the United States and shall not be for the purpose of replacing Wyeth’s Commercialization activities in the United States. Wyeth will provide to Progenics a complete and final English language draft of any Sublicense for comments by Progenics at least ten (10) business days prior to entering into such Sublicense and will provide to Progenics a complete and final English language copy of each Sublicense within ten (10) business days after entering into the Sublicense. Wyeth shall remain responsible for the payment to Progenics of all royalties payable under this Agreement with respect to Net Sales made by all Wyeth Affiliates or Sublicensees. In connection with the granting of any Sublicense, Progenics shall provide Wyeth and the Sublicensee (or prospective Sublicensee), at the request of Wyeth, Progenics’ written confirmation of Wyeth’s ongoing rights under this Agreement, including the right to grant Sublicenses. Wyeth shall be responsible for the making of all payments due, and the making of all reports under this Agreement by reason of the sales of any Products by its Sublicensees. Each Sublicensee shall agree in writing to keep books and records in accordance with the relevant provisions of this Agreement. Wyeth shall ensure that each of its Affiliates and permitted Sublicensees accepts and complies with all of the terms and conditions of this Agreement as if they were a party to this Agreement.

2.3.2.  Progenics Right of First Negotiation. Wyeth hereby grants to Progenics a right of first negotiation to be the Sublicensee under any Sublicense that Wyeth may elect to grant to any Third Party in any Major Market Country (other than [*]), but only if Wyeth determines, in its sole discretion, that Progenics is capable of performing the activities covered by the Sublicense in the relevant country or countries, which right of first negotiation is granted on the following terms and conditions:

(a)
General. Wyeth shall not grant a Sublicense to any Third Party in any Major Market Country (other than [*]), unless and until Wyeth provides a written notice to Progenics (a “Sublicense Notice”), which notice will identify the general scope and purpose of the Sublicense that Wyeth proposes to grant and the Major Market Country or Countries to which it will apply and will either (A) invite Progenics to negotiate regarding such a Sublicense; or (B) inform Progenics that Wyeth has determined that Progenics is not capable of performing the activities covered by the proposed Sublicense in the relevant country or countries. If the Sublicense Notice invites Progenics to negotiate regarding a Sublicense, Wyeth shall not grant Sublicense to any Third Party in the relevant country or countries until:

(i)	Progenics notifies Wyeth that it declines the opportunity to negotiate with Wyeth regarding such a Sublicense;

(ii)	Progenics does not respond to Wyeth within thirty (30) days after receipt of the Sublicense Notice; or

(iii)	the Negotiation Period (as defined below) expires before Wyeth and Progenics have entered into a Sublicense.

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(b)
Capability / Refusal / Failure to Respond. If (A) Wyeth determines that Progenics is not capable of performing the activities covered by the proposed Sublicense in the relevant country or countries, or (B) Progenics responds to the Sublicense Notice by declining to negotiate with Wyeth regarding the proposed Sublicense, or (C) Progenics does not respond to a Sublicense Notice within the thirty (30) day period provided for in clause (ii) of Section 2.3.2(a) (General), then Wyeth will have no obligation to negotiate with Progenics with respect to any Sublicense in the relevant country or countries, and Wyeth will be free to grant one or more Sublicense to one or more Third Parties in such country or countries at Wyeth’s sole discretion.

(c)
Consultation Regarding Capabilities. Wyeth shall not determine that Progenics is not capable of performing the activities covered by the proposed Sublicense in the relevant country or countries unless and until Wyeth has given Progenics a reasonable opportunity to make a presentation to Wyeth demonstrating its capabilities. Once Wyeth has provided such opportunity to Progenics, however, Wyeth may determine whether Progenics is capable of performing the activities covered by the Sublicense in the relevant country or countries in its sole discretion.

(d)
Negotiation Period. If the Sublicense Notice invites Progenics to negotiate regarding such a Sublicense and Progenics notifies Wyeth, within thirty (30) days after receipt of the Sublicense Notice that it desires to negotiate with Wyeth regarding the proposed a Sublicense, the Parties shall negotiate in good faith with each other for sixty (60) days (or such longer period as mutually agreed by the parties) (the “Negotiation Period”) regarding a mutually satisfactory Sublicense. Neither party shall be obligated to enter into a Sublicense. In the event that the Negotiation Period expires before Wyeth and Progenics have entered into a Sublicense, Wyeth will have no further obligation to negotiate with Progenics with respect to any Sublicense in the relevant country or countries, and Wyeth will be free to grant one or more Sublicenses to one or more Third Parties in such country or countries at Wyeth’s sole discretion, subject to the terms and conditions of Section 2.3.1 (Sublicenses; General). However, if negotiations between the Parties end without the Parties executing a Sublicense agreement for such country or countries, then Wyeth shall not enter into any Sublicense of comparable scope in such country or countries containing financial terms that are more favorable to the third party than the financial terms that Progenics last offered to Wyeth during the Negotiation Period without first offering Progenics such Sublicense containing such financial terms; provided, however, that Wyeth shall not be obligated to first offer such more favorable financial terms to Progenics if Wyeth determines, in its sole discretion, that Progenics is no longer capable of performing the activities covered by the Sublicense in the relevant country or countries after once again giving Progenics an opportunity to make a presentation to Wyeth in accordance with Section 2.3.2(c) (Consultation Regarding Capabilities).

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(e)
Termination of Right. The right of first negotiation granted to Progenics in this Section 2.3.2 (Progenics Right of First Negotiation) shall be extinguished upon the occurrence of a Progenics Change of Control.

2.3.3.  Non-Royalty Sublicense Income. Wyeth shall pay Progenics [*] percent ([15]%) of all Non-Royalty Sublicense Income that Wyeth and its Affiliates receive from Sublicensees. Wyeth shall pay Progenics the required percentage of Non-Royalty Sublicense Income within [*] ([*]) days of receiving such Non-Royalty Sublicense Income.

2.4.  Direct Licenses to Affiliates. Wyeth may at any time request and authorize Progenics to grant licenses as to countries outside the United States directly to Affiliates of Wyeth outside the United States by giving written notice designating to whom a direct license is to be granted. Upon receipt of any such notice, Progenics shall enter into and sign a separate direct license agreement with such designated Affiliate of Wyeth. All such direct license agreements shall be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by the laws and regulations in the country in which the direct license will be exercised; provided, however, that Progenics shall have no obligation to enter into any such direct license agreement if the effect of entering into such agreement (and continuing as a Party to this Agreement) would be to increase the level of obligations owed by or risks assumed by Progenics, or decrease the consideration owed to Progenics, relative to the obligations owed by, risks assumed by, or consideration owed to Progenics under this Agreement or otherwise adversely affect Progenics. In countries where validity of the direct license agreement requires prior government approval or registration, such direct license agreement shall not become binding between the parties thereto until such approval or registration is granted, which approval or registration shall be obtained by Wyeth. All costs of making a direct license, including Progenics' reasonable attorneys fees, under this Section 2.4 shall be borne by Wyeth. Wyeth shall be responsible to Progenics for the performance of its Affiliates under these direct licenses.

2.5.  Fully Paid-Up, Royalty Free License. After expiration of the Royalty Period for any Product in a country, including any extended period under Section 6.5.2 (Extended Exclusivity Based on Wyeth Independent Patent Rights), the license granted to Wyeth under Section 2.1 (Exclusive License from Progenics to Wyeth) with respect to such Product in such country shall be a fully paid-up, perpetual, non-exclusive, irrevocable, royalty-free license, provided, however, in the event that the Royalty Period is resumed under the provisions of Section 1.59 (Royalty Period) the license granted to Wyeth shall revert to its original form until the Royalty Period resumption ends.

2.6.  Progenics Third Party Agreements. Progenics shall exercise its rights under the Progenics Third Party Agreements in a manner that is as consistent as possible with the terms of this Agreement in consultation with and as reasonably requested by Wyeth. Without the prior written consent of Wyeth, Progenics shall not voluntarily (i) amend or modify, or consent to any action that may be taken under, any Progenics Third Party Agreement, the effect of which would adversely affect Wyeth’s rights under this Agreement, or (ii) terminate or engage in any act or omission that constitutes or would constitute, with or without the giving of notice or the passage of time, an event that would permit the licensor under the Progenics Third Party Agreements to

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terminate the Progenics Third Party Agreements. Progenics shall immediately notify Wyeth of any such event or of the receipt by Progenics of any notice of breach or termination of any Progenics Third Party Agreement. Progenics shall take all reasonable actions necessary, or permit such actions to be taken in its name by Wyeth, to maintain and enforce Progenics' rights under the Progenics Third Party Agreements in a manner consistent with the terms of this Agreement. Wyeth will reimburse Progenics for any non-de minimis out-of-pocket expenses incurred by Progenics to comply with the previous sentence.

2.7.  Know-How Transfer.

2.7.1.  Disclosure of Know-How. Commencing promptly after the Effective Date, Progenics shall disclose the then existing Progenics Know-How to Wyeth. During the Term of the Agreement, Progenics shall disclose to Wyeth all Progenics Know-How and Joint Know-How that is developed by Progenics or otherwise comes into Progenics’ Control other than Know-How related exclusively to the Excluded Molecules. Furthermore, during the Term of the Agreement, Wyeth shall disclose to Progenics any Joint Know-How and Wyeth Collaboration Know-How that is related to Progenics Development and Commercialization activities under the Agreement or that the JDC or JSC determines should be disclosed to Progenics. Any such Know-How disclosure shall be accomplished through periodic delivery of documentation and meetings/telephone calls on a reasonable schedule agreed by the Parties in accordance with Section 2.7.2 (Transfer of Know-How).

2.7.2.  Transfer of Know-How. Without limiting the generality of Section 2.7.1 (Disclosure of Know-How), on a mutually agreed periodic basis or at a Party’s request within a reasonable time not to exceed thirty (30) days from the date of the request, each Party shall deliver to the requesting Party copies (for documentation and information) or samples (for tangible materials) of any documents, files, diagrams, plans, specifications, designs, recipes, schematics, reports, notes, data, models, prototypes, chemical or biological materials, or other documentation or tangible materials recording or embodying the Know-How in its possession required to be disclosed to the requesting Party pursuant to Section 2.7.1 (Disclosure of Know-How) or otherwise under this Agreement. In addition, on a mutually agreed periodic basis or at a Party’s request, technically qualified scientists and engineers from each Party will meet and/or participate in telephone conference calls on a reasonable mutually agreed schedule as reasonably necessary to fully disclose all such Know-How. An officer of Progenics and a representative of Wyeth shall mutually agree from time to time on the most appropriate method for the disclosure of Know-How between the Parties.

2.8.  [*].

2.9.  No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party any license or other right with respect to any intellectual property of such Party.

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3.	GOVERNANCE OF COLLABORATION

3.1.  Management of the Collaboration and General Committee Procedures.

3.1.1.  Overview. A Joint Steering Committee as defined in Section 3.2 (Joint Steering Committee), a Joint Development Committee as defined in Section 3.3 (Joint Development Committee) and a Joint Commercialization Committee as defined in Section 3.4 (Joint Commercialization Committee) shall be established. Each Committee shall have the responsibilities and authority allocated to it in this Section 3 (Governance of Collaboration) and elsewhere in this Agreement. The following procedures shall apply to the Committees under this Agreement.

3.1.2.  Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in any event the JSC shall meet face-to-face no less than three times per year in the first two years following the Effective Date, and twice per year thereafter, with additional meetings to be called by either co-chairperson of the JSC on an ad-hoc basis. The JDC shall meet face-to-face no less than three times annually, with additional meetings to be called by either co-chairperson of the JDC on an ad-hoc basis. The JCC shall meet face-to-face no less than three times annually through the first two years after the First Commercial Sale of a Product in the U.S., and thereafter no less than twice annually, with additional meetings to be called by the chairperson of the JCC or, as necessary, Progenics on an ad hoc basis. Ad-hoc meetings may be held face-to-face, by teleconference, video or Webex, as determined by the Committee chairpersons. Each face-to-face meeting of the JSC and JDC shall be held alternatively at Wyeth’s facilities in Collegeville, Pennsylvania and Progenics’ facilities in Tarrytown, New York or at such locations as the Committee may otherwise agree. Each face-to-face meeting of the JCC shall be held at Wyeth’s facilities in Collegeville, Pennsylvania or at such locations as the JCC may otherwise agree. Other employees of each Party involved in the Development, Commercialization or intellectual property protection of Products may attend meetings of such Committee as non-voting participants with the permission of the co-chairpersons, and, with the consent of each Party, consultants, representatives, or advisors involved in the same activities may attend meetings of such Committee as non-voting observers; provided, however, that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Section 8 (Confidentiality). Each Party shall be responsible for all its own expenses of participating in any Committee.

3.1.3.  Decision Making. Each Party’s designees on the JSC and JDC shall, collectively, have one (1) vote (the “Party Vote”) on all matters brought before the respective Committee. Except as expressly provided in this Section 3.1.3, each of the JSC and JDC shall decide as to all matters within its jurisdiction by unanimous Party Vote; provided, however, that neither the JSC nor the JDC shall have the authority to amend or modify, or waive compliance with, this Agreement. In the event of a tie Party Vote of the designees of Wyeth and Progenics on the JDC as to matters within such the jurisdiction of such Committee, the co-chairpersons of the JDC shall refer the matter to

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the JSC for resolution. In the event that such a matter cannot be resolved by the JSC within ten (10) business days of it being referred to the JSC, or in the event of a tie Party Vote of the designees of Wyeth and Progenics on the JSC with respect to any other matter within the JSC’s jurisdiction, the co-chairpersons of the JSC shall refer the matter to [*]. In the event that such matters cannot be resolved by these executives within [*] ([*]) business days, then the matter shall be referred to the [*]. If after good faith discussions by the [*], agreement cannot be reached within [*] ([*]) business days, then the [*] shall decide upon a mechanism to resolve the matter.

3.1.4.  Meeting Agendas. Each Party will have an equal right to place items on the JSC and JDC agendas through the co-chairperson of the JSC or JDC designated by such Party. Wyeth shall generally set the agenda for the JCC, but Progenics may place particular topics on the agenda for discussion at any JCC meeting by giving the JCC chairperson written notice of Progenics’ desire to discuss such topic. Each Party will disclose to the other Party its proposed agenda items along with appropriate information at least five (5) business days in advance of each Committee meeting; provided, however, that under exigent circumstances requiring JSC or JDC input, a Party may provide its agenda items for a JSC or JDC meeting to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular JSC or JDC meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC or JDC meeting.

3.2.  Joint Steering Committee (JSC).

3.2.1.  Formation and Purpose. Within fifteen (15) days after the Effective Date, Wyeth and Progenics shall establish the JSC, which shall coordinate the Parties’ key activities under this Agreement and have the additional responsibilities provided for in this Agreement. The JSC will dissolve upon the expiration of the Term of this Agreement.

3.2.2.  Membership and Chairpersons. Each party shall designate two (2) senior executives with appropriate expertise to serve as members of the JSC. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party. The JSC shall have two co-chairpersons, one designated by each of Wyeth and Progenics. The co-chairpersons shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JSC, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. Such minutes will not be finalized until each Party reviews and confirms the accuracy of such minutes in writing or by unanimous Party Vote at a subsequent Committee meeting.

3.2.3.  Specific Responsibilities of the JSC. The JSC shall have responsibility for the overall strategic and operational direction of the Parties’ collaboration under this Agreement, including without limitation:

(a)  [*];

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(b)  [*];

(c)  [*];

(d)  [*];

(e)  [*];

(f)  [*];

(g)  [*];

(h)  [*]; and

(i)  [*].

3.3.  Joint Development Committee (JDC).

3.3.1.  Formation and Purpose. Within fifteen (15) days after the Effective Date, the Parties shall establish the JDC, which shall oversee, coordinate and expedite the Development of, and the making of regulatory submissions for, the Products in order to obtain Regulatory Approvals. At any time that any Products are being Developed under this Agreement, the JDC shall exist and receive and comment upon periodic reports concerning the status of Product Development and the Development Plan. The JDC shall also facilitate the flow of information with respect to Development activities being conducted and will oversee all clinical trials for any Product, excluding Phase 4 Clinical Trials which shall be the sole responsibility of Wyeth.

3.3.2.  Membership and Chairpersons. Each Party shall designate three (3) representatives with appropriate expertise to serve as members of the JDC. Each Party may replace its JDC representative at any time upon written notice to the other Party. The JDC shall have two co-chairpersons, one designated by each of Progenics and Wyeth. The chairpersons shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JDC, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. Such minutes will not be finalized until each Party reviews and confirms the accuracy of such minutes in writing or by unanimous Party Vote at a subsequent meeting of the Committee.

3.3.3.  Specific Responsibilities of the JDC. The JDC shall have responsibility for overseeing, coordinating and expediting the Development of the Compound and the Products, including without limitation:

(a)  [*];

(b)  [*];

(c)  [*];

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(d)  [*];

(e)  [*];

(f)  [*];

(g)  [*];

(h)  [*];

(i)  [*];

(j)  [*]; and

(k)  [*].

3.3.4.  Working Groups. From time to time the JDC may establish and delegate duties to other committees, sub-committees, or directed teams (each a “Working Group”) on an “as needed” basis to oversee particular projects or activities. Each such Working Group shall be constituted and shall operate as the JDC determines. Working Groups may be established on an ad hoc basis for purposes of a specific project for the life of a Product, or on such other basis as the applicable Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to the JDC. In no event shall the authority of any Working Group exceed that specified for the JDC in this Section 3 (Governance of the Collaboration).

3.4.  Joint Commercialization Committee (JCC).

3.4.1.  Formation of JCC. Within sixty (60) days of the Effective Date, the Parties shall establish the JCC, which shall facilitate the exchange of information between the Parties regarding the Commercialization of the Products.

3.4.2.  Membership. The JCC shall be composed of representatives selected by both Parties in number and function according to the responsibilities of each Party. The chairperson of the JCC shall be designated by Wyeth.

3.4.3.  Responsibilities of the JCC. The JCC shall have responsibility for facilitating open communication between the Parties on matters relating to the Commercialization of Products. The JCC shall not be a voting body. Decisions with respect to Commercialization of the Product will be made solely by Wyeth consistent with this Agreement and the Co-Promotion Agreement.

4.	DEVELOPMENT

4.1.  Development Plan. The Development of the Products will be conducted by or on behalf of the Parties pursuant to a mutually agreed development plan that will govern all aspects of Development of the Products worldwide (as such plan is in effect from time to time, the

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“Development Plan”). An outline of the initial Development Plan for a SC Product, IV Product and Oral Product has been agreed by the Parties. This outline shall not include a development plan for [*]. The JDC shall be responsible for reviewing and endorsing the Development Plan. The Development Plan for the Products shall be updated on an as-needed basis, but in no event less than once annually. The Parties shall cause the JDC to complete the initial Development Plan for the SC Product, IV Product and Oral Product within ninety (90) days of the Effective Date. [*]. In addition, unless such information is included in the Development Plan itself, with each update of the Development Plan Wyeth shall provide the JDC with a written summary of the human resources that Wyeth expects to deploy to accomplish its responsibilities under the Development Plan.

4.2.  Development Responsibilities of the Parties.

4.2.1.  Progenics Development Responsibilities. Progenics shall be responsible for and shall use Commercially Reasonable Efforts to:

(a)  Develop the SC Product and the IV Product in the United States in accordance with the Development Plan and the Progenics Development Cost Budget until these Products receive Regulatory Marketing Approval in the U.S., including without limitation (i) preparing and submitting and/or revising and amending Registrational Filings, (ii) conducting and managing all clinical trials included in the Development Plan, and (iii) obtaining and maintaining Regulatory Approvals for the SC Product and IV Product;

(b)  perform the work to be performed by Progenics under the Development Plan in accordance with their estimated timelines;

(c)  perform any other work necessary and appropriate as determined by the JDC and otherwise cooperate with Wyeth in support of Wyeth’s efforts under the Development Plan;

(d)  disclose to Wyeth all data, information and other Progenics Know-How and Joint Know-How reasonably necessary in support of Development of the Products; and

(e)  manufacture through contract manufacturers (approved in the Development Plan or by agreement of the Parties) 100% of the Parties’ requirements of the Compound and/or Products for Development; it being understood and agreed that any Compound and/or Product supplied by Progenics for clinical use shall be manufactured under GMP conditions. The Parties will transfer responsibility for the supply of the Compound and or Products for Development to Wyeth at a mutually agreed time as soon as reasonably and commercially practicable consistent with Progenics’ current contractual obligations. The Parties will enter into a Quality Agreement for clinical trial supplies of Compound and/or Product within sixty (60) days of the Effective Date.

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4.2.2.  Wyeth Development Responsibilities. Wyeth shall be responsible for and shall use Commercially Reasonable Efforts to:

(a)  Develop the Oral Product in the Territory in accordance with the Development Plan, including without limitation (i) preparing and submitting and/or revising and amending Registrational Filings, (ii) conducting and managing all clinical trials included in the Development Plan, and (iii) obtaining and maintaining Regulatory Approvals for the Oral Product;

(b)  Develop the SC Product and IV Product outside the United States in accordance with the Development Plan, including without limitation (i) preparing and submitting and/or revising and amending Registrational Filings, (ii) conducting and managing all clinical trials included in the Development Plan, and (ii) obtaining and maintaining Regulatory Approvals for the SC Product and IV Product;

(c)  perform the work to be performed by Wyeth under the Development Plan in accordance with their estimated timelines;

(d)  perform any other work necessary and appropriate as determined by the JDC and otherwise cooperate with Progenics in support of Progenics' efforts under the Development Plan;

(e)  disclose to Progenics all data, information and other Wyeth Collaboration Know-How and Joint Know-How reasonably necessary in support of Development of the Products;

(f)  determine, in Wyeth’s sole discretion, whether to perform any Phase 4 Clinical Trials for any Product, and conduct and manage any such Phase 4 Clinical Trial and any Phase 4 Clinical Trial required by any Regulatory Authority;

(g)  if the JSC determines to Develop any Combination Product or Product formulation other than the Oral Product, SC Product or IV Product, or any other indication for a Product, Develop such Product or indication in accordance with the Development Plan, including without limitation (i) preparing and submitting and/or revising and amending Registrational Filings for such Product, (ii) conducting and managing all clinical trials included in the Development Plan for such Products, and (iii) obtaining and maintaining Regulatory Approvals for such Products; and

(h)  upon the transfer of responsibility for the supply of the Compound and/or Products for Development from Progenics to Wyeth as required by 4.2.1(e) (Progenics Development Responsibilities) and the transfer of Know-How and the assignment of agreements as required by Section 5.3.2 (Transfer of Manufacturing Know-How) and 5.3.3 (Assignment of Supply and License Agreements), manufacture either directly through a contract manufacturer

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100% of the Parties’ requirements of Compound and/or Products for Development, it being understood that all Compound and/or Product supplied by Wyeth for clinical use shall be manufactured under GMP conditions.

4.2.3.  Efforts. Wyeth’s obligations under Section 4.2.2 (Wyeth Development Responsibilities) to use Commercially Reasonable Efforts will be satisfied if Wyeth uses Commercially Reasonable Efforts in the Major Market Countries. Wyeth shall not be in breach of its obligation under this Section 4.2 (Development Responsibilities of the Parties) for failing to use Commercially Reasonable Efforts in countries other than the Major Market Countries. Furthermore, Wyeth shall be relieved of its obligation to use Commercially Reasonable Efforts in any particular country if a Third Party Controls Patent Rights that would be infringed by the making, using, or selling of a Product in such country and Wyeth or its Affiliates or Sublicensee(s) are unable to obtain a license under such Patent Rights on commercially reasonable terms or configure the Product so as to avoid infringement through the use of Commercially Reasonable Efforts.

4.3.  Unforeseen Events. The Parties recognize that the Development Plan and the objectives set forth therein are based upon numerous assumptions which are not in the control of the Parties. In view of the numerous assumptions underlying the Development Plan, the proposed timeframe for achieving the objectives and events described in the Development Plan will be regularly reviewed by the JDC to reflect unforeseen matters. In the event that despite the use of Commercially Reasonable Efforts by the Parties, safety, toxicology, formulation, manufacturing, regulatory, or other issues beyond the control of the Parties arise that prevent either Party from fulfilling the objectives of the Development Plan within the timeframe set forth in the Development Plan, the JDC will discuss any appropriate revisions to the Development Plan, which revisions the other Party shall not unreasonably oppose, provided that the Party can demonstrate its use of Commercially Reasonable Efforts to Develop the Product.

4.4.  Subcontracting. Each Party may contract with one or more Outside Contractors to perform any or all of its obligations under the Development Plan; provided, however, that (i) except as otherwise agreed to by the JDC each Outside Contractor shall be approved by the JDC for the proposed work, such approval not to be unreasonably withheld; and (ii) the contracting Party provides the other Party with a true and accurate copy of each agreement pursuant to which such Outside Contractor is engaged promptly after execution thereof.

4.5.  Records. Each Party shall maintain, and shall use Commercially Reasonable Efforts to cause its Outside Contractors to maintain, accurate and complete records of all activities related to the Development of the Products, as consistent with the responsibilities of such Party under this Agreement, and all results of any trials, studies and other investigations conducted under this Agreement by or on behalf of such Party, and its Affiliates and Outside Contractors, as applicable.

4.6.  Reports on Development. For so long as either Party continues to Develop a Product under this Agreement, it shall provide the other Party and the JDC with periodic reports containing relevant information regarding data and results, activities, and timelines, related to regulatory filings and clinical trials of such Product conducted or overseen by such Party. In addition, through its representatives on the JDC, each Party shall make periodic oral reports to

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the JDC, updating the JDC as to the status and results of such Party’s Development efforts with respect to any Product, for so long as the JDC continues in existence.

5.	CO-PROMOTION OPTION AND COMMERCIALIZATION

5.1.  Co-Promotion Option. Subject to the terms and conditions of this Section 5.1 and the other provisions of this Agreement, Wyeth hereby grants to Progenics an option (the "Co-Promotion Option") to enter into a Co-Promotion Agreement with Wyeth substantially in the form attached to this Agreement as Exhibit B (the “Co-Promotion Agreement”), under which Progenics would detail one or more Products to the defined audiences in the Co-Promotion Territory. Progenics may exercise the Co-Promotion Option by providing Wyeth with written notice of exercise of the Co-Promotion Option (which notice shall indicate the initial number of sales representatives that Progenics desires to field), at least [*] ([*]) months prior to the beginning of the Calendar Year during which Progenics wishes to co-promote the Products, except in the case where Progenics wishes to commence co-promotion with the launch of a Product, in which case Progenics shall provide Wyeth with written notice no later than [*] ([*]) days after the filing of the NDA related to the Product. Upon the exercise of the Co-Promotion Option, the Parties shall promptly enter into the Co-Promotion Agreement.

5.2.  Wyeth’s Commercialization Responsibilities and Efforts.

5.2.1.  Responsibilities. Wyeth shall be responsible for the Commercialization of the SC, IV and Oral Products and such other Products as the JSC shall determine it is advisable to Develop throughout the Territory and, subject to Section 6.2 (Post-Effective Date Development Expenses), shall pay 100% of the costs of Commercialization of the Products. Except as provided in the Co-Promotion Agreement, Wyeth shall be solely responsible for the Commercialization of Products throughout the Territory. Without limiting the foregoing, Wyeth shall be solely responsible for distribution and pricing of Products and shall book all sales of Products in the Territory.

▪  Efforts. Wyeth shall use Commercially Reasonable Efforts to pre-launch, launch, promote, market, distribute, sell in finished pharmaceutical form, and otherwise Commercialize Products in the Territory. Commercially Reasonable Efforts expended by a Sublicensee in a given country which is not a Major Market Country shall satisfy Wyeth’s efforts obligations in that country. Wyeth’s Commercialization efforts shall include, without limitation, using Commercially Reasonable Efforts to commit sales, marketing and detail resources and provide marketing and promotional materials and efforts for the Products. Wyeth’s obligations under this Section 5.2 (Wyeth’s Commercialization Responsibilities and Efforts) to use Commercially Reasonable Efforts will be satisfied if Wyeth uses Commercially Reasonable Efforts in the Major Market Countries. Wyeth shall not be in breach of its obligation under this Section 5.2 (Wyeth’s Commercialization Responsibilities and Efforts) for failing to use Commercially Reasonable Efforts outside the Major Market Countries. Furthermore, Wyeth shall be relieved of its obligation to use Commercially Reasonable Efforts with respect to a Product in any particular country if a Third Party Controls Patent Rights that would be infringed by the making, using, or selling of such Product in such country and

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Wyeth or its Affiliates or Sublicensee(s) are unable to obtain a license under such Patent Rights on commercially reasonable terms or configure the Product so as to avoid infringement through the use of Commercially Reasonable Efforts.

5.3.  Supply.

5.3.1.  Supply. Wyeth shall be solely responsible at its expense for the manufacture and supply of 100% of the Compound and finished Products for Commercialization both as bulk active pharmaceutical ingredient (API) and as finished and packaged products.

5.3.2.  Transfer of Manufacturing Know-How. Progenics will disclose to Wyeth, a Wyeth Affiliate, and/or Wyeth’s Third Party contract manufacturer all relevant Progenics Know-How relating to the manufacture of the Compound and/or Products. Without limiting the generality of the foregoing, at Wyeth’s request, Progenics will deliver to Wyeth, a Wyeth Affiliate, and/or Wyeth’s Third Party contract manufacturer copies (for documents and information) and samples (for materials) of any documents, files, diagrams, plans, specifications, designs, recipes, schematics, reports, models, prototypes, chemical or biologic materials, or other tangible documentation or material in Progenics’ possession relating to the manufacture of the Compound and Products. In addition, at Wyeth’s request, and on a commercially reasonable schedule and at a commercially reasonable venue to be agreed on by the Parties, technically qualified personnel from each Party will meet and/or participate in telephone conference calls as reasonably necessary to exchange knowledge necessary to fully disclose all such Progenics Know-How.

5.3.3.  Assignment of Supply and License Agreements. At Wyeth’s written request in connection with the transfer of responsibility for manufacture under Section 4.2.1(e) (Progenics Development Responsibilities), Progenics shall use Commercially Reasonable Efforts to promptly assign and transfer to Wyeth any existing supply agreements related to the supply of the Compound or the Products, including its supply agreements with Mallinckrodt Inc. and DSM Pharmaceuticals, Inc. Furthermore, to the extent necessary to permit Wyeth to manufacture the Compound and Products as contemplated by this Agreement, Progenics shall use Commercially Reasonable Efforts to Sublicense to Wyeth any license agreement under which Progenics licenses any intellectual property rights from any Third Party related to the manufacture of the Compound or the Products. If the terms of any of the agreements referred to in the previous two sentences require the consent of the other party thereto to affect its assignment, then upon Wyeth’s request for an assignment, until Progenics is able to obtain such consent and affect such assignment Progenics will exercise its rights under such agreements for the benefit of Wyeth and as reasonably requested by Wyeth. In the event of any assignment to Wyeth under this Section 5.3.3, Wyeth shall assume full responsibility for satisfying all obligations of Progenics under any assigned agreement to the extent arising after such assignment and assumption.

5.4.  Marketing Materials and Corporate Branding. Wyeth shall be solely responsible at its expense for all pre-marketing and marketing efforts and for creating all

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packaging and promotional materials for the Products. Subject to Progenics’ reasonable approval, the corporate name of Progenics shall appear on all Product packaging in the Territory and the Progenics corporate name and logo shall appear on the package insert for all Products in the Co-Promotion Territory, subject, in each case, to compliance with applicable law and regulatory requirements. In addition, if the Parties enter into the Co-Promotion Agreement, the Progenics corporate name and logo shall appear on all promotional materials for the Products in the Co-Promotion Territory, subject to compliance with applicable law and regulatory requirements.

5.5.  Sharing of Information; Progenics Commercial Organization.

5.5.1.  Sharing of Information. Wyeth shall provide Progenics with a copy of Wyeth’s commercialization plan for the Products and any updates thereof, including without limitation information regarding strategies for Commercialization and detailing of Products, market research and strategy, promotional activities, and sales plans and forecasts, and shall report to Progenics on the progress in its implementation of the commercialization plan through the JCC. Commencing on the Effective Date, Progenics shall have the right to have a representative of Progenics attend meetings of Wyeth’s sales and marketing team for the Product at Progenics’ expense. All such commercial information shall be Wyeth’s Confidential Information for the purposes of Section 8.1 (Confidentiality).

5.5.2.  Progenics Commercial Goals. Wyeth recognizes Progenics’ long term desire to build a commercial organization and shall assist Progenics in Progenics’ planning to establish its commercial organization. Commencing on the Effective Date, Progenics shall have the right to have a representative of Progenics participate as a regular, full-time member of the Wyeth brand team for the Products at Progenics’ expense. Wyeth shall provide such Progenics representative with a regular office at its Collegeville, PA facility to facilitate his or her participation on the brand team, but such representative shall at all times remain a Progenics employee.

6.	PAYMENTS BY WYETH TO PROGENICS.

6.1.  Reimbursement of Pre-Effective Date Development Costs. Wyeth shall pay Progenics sixty million dollars ($60,000,000) within five (5) business days of the Effective Date as partial reimbursement of research and development costs incurred by Progenics to Develop the Compound prior to the Effective Date. This payment is nonrefundable and noncreditable.

6.2.  Post-Effective Date Development Costs.

6.2.1.  Assumption of Progenics Development Costs. Beginning on January 1, 2006, Wyeth shall reimburse to Progenics 100% of the Progenics Development Costs in addition to paying 100% of Wyeth’s own Development costs and expenses, subject to the terms and conditions of this Section 6.2.

6.2.2.  Payment of Expenses; Development Accounts; Reimbursement. Progenics shall be responsible and pay for all Progenics Development Costs, subject to

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reimbursement by Wyeth as provided in this Section 6.2 (Post-Effective Date Development Expenses). Subject to the limitations set forth in Section 6.2.3 (Expense Limitations), Progenics shall charge all Progenics Development Costs incurred by it or its Affiliates to a separate account created by Progenics on its books and records solely for the purpose of tracking Progenics Development Costs (the “Development Account”). Before the start of each Calendar Quarter, Progenics shall submit to Wyeth, based on the most recent Progenics Development Cost Budget approved by the JSC or agreed by the Parties, a written good faith estimate of expenses that will be charged to its Development Account during such Calendar Quarter. Wyeth shall pay to Progenics the amount of that estimate (the “Estimated Quarterly Development Costs”) within thirty (30) days of start of the Calendar Quarter. Within fifteen (15) days after the end of each Calendar Quarter, Progenics shall submit to the Wyeth a written summary of all expenses actually charged to its Development Account during such Calendar Quarter together with reasonable supporting documentation for such expenses (the summary and documentation, collectively, the “Development Cost Summary”). If the estimated payment for that Calendar Quarter was less than the amount of Progenics Development Costs actually incurred by Progenics in that Calendar Quarter, Wyeth shall make a reconciling payment to Progenics at the same time as Wyeth pays Progenics Estimated Quarterly Development Costs for the following Calendar Quarter. If the estimated payment for that Calendar Quarter was more than the amount of Progenics Development Costs actually incurred by Progenics in that Calendar Quarter, Wyeth shall offset the amount of such excess against the payment of the Estimated Quarterly Development Costs for the following Calendar Quarter. If Progenics fails to submit the Development Cost Summary for a Calendar Quarter within fifteen (15) days of the end of such Calendar Quarter as required by this Section 6.2.2, then Wyeth may delay payment of the Estimated Progenics Development Costs for the following Calendar Quarter by the number of days that such Development Cost Summary is late.

6.2.3.  Expense Limitations and Progenics Development Cost Budget. Wyeth shall not be required to reimburse Progenics for any Progenics Development Costs to the extent that they exceed the amount budgeted for that Calendar Year in the most recent Progenics Development Cost Budget approved by the JSC or agreed by the Parties, unless the JDC approves such excess Progenics Development Costs. The efforts of the employees of Progenics or its Affiliates in performing activities under this Agreement shall be charged to Progenics’ Development Account at the FTE Rate. Only those efforts that are contemplated by the applicable Development Plan shall be chargeable by Progenics to its Development Account. All payments made by Progenics to a Third Party in connection with the performance of its activities under a Development Plan shall be charged to Progenics’ Development Account at Progenics’ actual out-of-pocket cost. At the time of the annual update of the Development Plan for the Products, the Progenics Development Cost Budget shall also be approved, as determined by the JSC. If the JSC is unable to agree on any changes to the Progenics Development Cost Budget, then Progenics shall be entitled to continue its spending for activities budgeted in the most recent Progenics Development Cost Budget approved by the JSC or agreed by the Parties for which Wyeth shall reimburse Progenics in

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accordance with Section 6.2.2 (Payment of Expenses; Development Accounts; Reimbursement).

6.2.4.  Payments Under Third Party Agreements. Progenics shall be solely responsible for all obligations under the Progenics Third Party Agreements (including, without limitation, any such obligations that relate to the Progenics Technology). Wyeth shall be solely responsible for any obligations under agreements with Third Parties entered into by Wyeth or its Affiliates or its Sublicensees after the Effective Date related to the Development or Commercialization of the Products. As to the [*], Progenics shall be responsible for [*] under the [*] if no Product is developed that would require the payment of a royalty under the [*]. In the event that the JSC determines to Develop a Product that [*], Wyeth shall [*].

6.2.5.  Records and Audits. Progenics shall keep and maintain accurate and complete records showing the expenses incurred by it in performing its activities under the Development Plan during the three (3) preceding Calendar Years, which books and records shall be in sufficient detail such that Development Expenses can accurately be determined. Upon fifteen (15) days prior written notice from Wyeth, Progenics shall permit an independent certified public accounting firm of nationally recognized standing, selected by Wyeth and reasonably acceptable to Progenics, to examine, at Wyeth’s sole expense, the relevant books and records of Progenics and its Affiliates as may be reasonably necessary to verify the reports submitted by the Audited Party in accordance with Section 6.2.2 (Payment of Expenses; Development Accounts; Reimbursement). An examination by Wyeth under this Section 6.2.5 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than three (3) years before the date of the request. The accounting firm shall be provided access to such books and records at Progenics’ facility(ies) where such books and records are normally kept and such examination shall be conducted during Progenics’ normal business hours. Progenics’ may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records. Upon completion of the audit, the accounting firm shall provide both Wyeth and Progenics a written report disclosing whether the reports submitted by Progenics are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Wyeth. If the accounting firm concludes that Progenics overstated its Development Expenses and Wyeth overpaid Progenics for Progenics Development Costs as a result, Progenics shall promptly pay Wyeth the amount of such overpayment plus interest, which shall be calculated at the average of the prime rate reported by JPMorgan Chase, New York City, each month during the period from the time any royalty payment was due until paid in full, plus two percent (2%) per annum. Additionally, if the accounting firm concludes that any report submitted by Progenics overstated the Progenics Development Costs by more than [*] percent ([*]%), Progenics shall reimburse Wyeth for the out-of-pocket expenses incurred by Wyeth in conducting the audit. Wyeth shall not reveal to such accounting firm the conditions under which the audit expenses are to be reimbursed hereunder. If the accounting firm concludes that Progenics understated its Development Expenses and Wyeth underpaid

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Progenics for Progenics Development Costs as a result, Wyeth shall promptly pay such amount to Progenics, without interest.

6.2.6.  Confidentiality. All financial information of Progenics which is subject to review under this Section 6 (Payments by Wyeth to Progenics) shall be deemed to be Progenics’ Confidential Information subject to the provisions of Section 8 (Confidentiality) hereof, and Wyeth shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than reviewing progress made or verifying payments to be made by Wyeth to Progenics hereunder; provided, however, that such Confidential Information may be disclosed by Wyeth to Third Parties only to the extent necessary to enforce Wyeth's rights under this Agreement.

6.3.  Development Payments. In partial consideration for the licenses granted to Wyeth under Section 2 (License Grants and Related Matters) hereof, Wyeth shall pay to Progenics the following one-time nonrefundable, noncreditable research and development payments (“Development Payments”) within thirty (30) days of the satisfaction of each of the following conditions. [*].

Condition	Payment

SC Product:
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]

IV Product:
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]

Oral Product:
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]
• [*]	$[*]

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• [*]	$[*]
• [*]	$[*]
* Condition satisfied only upon the occurrence of both (a) Regulatory Marketing Approval and (b) the earlier of Regulatory Pricing Approval or the First Commercial Sale of the applicable Product.

+ No Development Payment will be due to Progenics under this Agreement for the achievement of these milestones in [*] if the license granted to Wyeth under Section 2.1 (Exclusive License from Progenics to Wyeth) terminates with respect to [*] and rights to Develop and Commercialize the Products in [*] revert to Progenics pursuant to Section 2.8 ([*]).

6.4.  Commercialization Milestone Payments. In partial consideration for the licenses granted to Wyeth under Section 2 (License Grants and Related Matters) hereof, Wyeth shall pay to Progenics the following one-time nonrefundable, noncreditable commercialization milestone payments (“Commercialization Payments”) within thirty (30) days of the satisfaction of each of the following conditions. Each Commercialization Payment is payable one time only, regardless of the number of times the condition is satisfied.

Condition	Payment

• [*]	$[*]
• [*]	$[*]
• [*]	$[*]

6.5.  Royalty Payments.

6.5.1.  Royalties. In partial consideration for the licenses granted to Wyeth under Section 2 (License Grants and Related Matters) hereof, during the Royalty Period, Wyeth shall pay to Progenics royalties in the amount of the Applicable Net Sales Percentage (as set forth below) of the Net Sales made during the Royalty Period, which Applicable Net Sales Percentage will increase as Net Sales of Products in the relevant territory increase during each Calendar Year during the Royalty Period as follows:

U.S. Combined Net Sales of All Products	Applicable Net Sales Percentage
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%

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[*]	[*]%
Ex-U.S. Worldwide Combined Net Sales of All Products	Applicable Net Sales Percentage
[*]	[*]%
[*]	[*]%
[*]	[*]%

6.5.2.  Extended Exclusivity Based on Wyeth Independent Patent Rights. If the Royalty Period has expired (and has not resumed) for a particular Product in a particular country but (A) the manufacture, use, sale, or importation of such Product by an unlicensed Third Party in such country would infringe a Valid Claim of a Wyeth Independent Patent Right, and (B) no Third Party has yet offered for sale any Unauthorized Generic Product with respect to the particular Product in such country, then Wyeth shall pay to Progenics royalties in an amount equal to [*] percent ([*]%) of the Net Sales of such Product in such country for so long as such Product continues to be covered by a Valid Claim of a Wyeth Independent Patent and there is no such Unauthorized Generic Product in such country.

6.5.3.  Disclaimers. Each Party acknowledges and agrees that nothing in this Agreement (including, without limitation, any exhibits or attachments hereto) shall be construed as representing an estimate or projection of either (a) the number of Products that will or may be successfully Developed or Commercialized or (b) anticipated sales or the actual value of any Product. EACH PARTY MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY SUCH PRODUCT WILL ACHIEVE ANY PARTICULAR SALES LEVEL, OR THAT, EXCEPT AS EXPRESSLY AGREED IN THIS AGREEMENT, ANY DEVELOPMENT PLAN, THE CO-PROMOTION AGREEMENT OR THE SAFETY AGREEMENT, IT WILL DEVOTE ANY LEVEL OF DILIGENCE OR RESOURCES TO COMMERCIALIZING ANY SUCH PRODUCT.

6.5.4.  Royalty Adjustments. The following adjustments shall be made, on a Product-by-Product and country-by-country basis, to the royalties payable pursuant to Section 6.5.1 (Royalties) hereof:

(a)  Extended Exclusivity. So long as no Person is selling an Unauthorized Generic Product in the U.S., beginning on [*], the Applicable Net Sales Percentage for all Products in the U.S. shall be [*] on such anniversary and each subsequent anniversary for a maximum of [*]; provided, however, that in no event shall the Applicable Net Sales Percentage [*] for Net Sales. For example, [*]. If any increases under this Section do not occur due to sales of an Unauthorized Generic Product, such increases shall be tolled while there are sales

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of an Unauthorized Generic Product, but shall resume if and when sales of such Unauthorized Generic Products are discontinued.

(b)  Progenics Third Party Agreements. In the event that Progenics fails to pay any amount due under any Third Party Agreement and Wyeth makes such payment on Progenics’ behalf, Wyeth shall be entitled to credit such amount against any amount owed by Wyeth to Progenics under this Agreement.

(c)  Wyeth Third Party Agreements. Wyeth shall be responsible for all obligations under its agreements with Third Parties that are (i) in effect as of the Effective Date or (ii) except as provided below in this Section 6.5.4(c), that are entered into by Wyeth during the Term of this Agreement, and, in each case, no adjustment to the royalties payable by Wyeth under Section 6.5.1 (Royalties) shall be made on account of any such obligations. Notwithstanding the foregoing if during the Term of this Agreement, Wyeth enters into an agreement with a Third Party to license Patent Rights in any country that would, but for such license, likely be infringed by the Development, manufacture, use, sale, offering for sale, importation, exportation or other Commercialization or exploitation of one or more Products, then, upon entry into any such agreement and thereafter, the applicable royalty payable under Section 6.5.1 (Royalties) and 6.5.2 (Extended Exclusivity Based on Wyeth Independent Patent Rights) in such country shall be reduced by [*] percent ([*]%) of the royalties payable by or on behalf of Wyeth, its Affiliates and Sublicensees to such Third Party(ies) under such license agreement resulting from Net Sales of such one or more Products in such country; provided, however, that the effective Applicable Net Sales Percentage payable to Progenics under Section 6.5.1 (Royalties) and royalty rate payable under Section 6.5.2 (Extended Exclusively Based on Wyeth Independent Patent Rights) on Net Sales of Products in such countries shall not be reduced by more than [*] ([*]) percentage points in the aggregate as a result of such reductions.

6.6.  Reports and Payments.

6.6.1.  Cumulative Royalties. The obligation to pay royalties under this Agreement shall be imposed only once with respect to any sale of any Product, regardless of the number of patents that may cover the Product.

6.6.2.  Royalty Statements and Payments. Within sixty (60) days of the end of each Calendar Quarter, Wyeth shall deliver to Progenics a report, setting forth in reasonable detail for such Calendar Quarter, the following information, on a Product-by-Product, country-by-country and worldwide basis: (a) Net Sales of each Product, (b) in the United States, the amounts and types of Permitted Deductions taken, (c) in the United States, the amount and types of Products provided at no charge, and (d) the royalty due under this Agreement for the sale of each such Product. No such reports shall be due for any such Product before the First Commercial Sale of such Product.

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The total royalty due for the sale of all such Products during such Calendar Quarter shall be remitted at the time such report is delivered.

6.6.3.  Taxes and Withholding. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax, duties, levies, or other charges unless such deduction or withholding is required by applicable laws or regulations to be assessed against Progenics. If Wyeth is so required to make any deduction or withholding from payments due to Progenics, Wyeth will (i) promptly notify Progenics of such requirement, (ii) pay to the relevant authorities on Progenics’ behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Progenics, and (iii) promptly forward to Progenics an official receipt (or certified copy) or other documentation reasonably acceptable to Progenics evidencing such payment to such authorities.

6.6.4.  Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, Net Sales and any royalty deductions shall be translated into United States dollars at the exchange rate used by Wyeth for public financial accounting purposes in accordance with GAAP. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section 6 (Payments by Wyeth to Progenics) with respect to sales occurring outside of the United States, the Parties shall consult with a view to finding a prompt and acceptable solution, and Wyeth will deal with such monies as Progenics may lawfully direct.

6.6.5.  Record Keeping. Wyeth shall keep and shall cause its Affiliates and Sublicensees to keep books and accounts of record in connection with the sale of Products, in accordance with GAAP and in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid under this Agreement. Wyeth and its Affiliates shall maintain such records for a period of at least three (3) years after the end of the Calendar Quarter in which they were generated, provided, however, that if any records are in dispute and Wyeth has received written notice from Progenics of the records which are in dispute, Wyeth shall keep such records until the dispute is resolved.

6.6.6.  Audits. Upon thirty (30) days prior written notice from Progenics, Wyeth shall permit an independent certified public accounting firm of nationally recognized standing selected by Progenics and reasonably acceptable to Wyeth, to examine, at Progenics' sole expense, the relevant books and records of Wyeth and its Affiliates as may be reasonably necessary to verify the amounts reported by Wyeth in accordance with Section 6.6.2 (Royalty Statements and Payments) and the payment of royalties under Section 6.5 (Royalty Payments) and Non-Royalty Sublicensing Income under Section 2.3.3 (Non-Royalty Sublicensing Income). An examination by Progenics under this Section 6.6.6 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than three (3) years before the date of the request. The accounting firm shall be

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provided access to such books and records at Wyeth’s facility(ies) where such books and records are normally kept and such examination shall be conducted during Wyeth’s normal business hours. Wyeth may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to Wyeth’s facilities or records. Upon completion of the audit, the accounting firm shall provide both Wyeth and Progenics a written report disclosing any discrepancies in the reports submitted by Wyeth or the royalties paid, and, in each case, the specific details concerning any discrepancies. No other information shall be provided to Progenics.

6.6.7.  Underpayments/Overpayments. If such accounting firm concludes that additional royalties were due to Progenics, Wyeth shall pay to Progenics the additional royalties within forty-five (45) days of the date Wyeth receives such accountant’s written report, plus interest, which shall be calculated at the average of the prime rate reported by JPMorgan Chase, New York City, each month during the period from the time any royalty payment was due until paid in full, plus two percent (2%) per annum. If such underpayment exceeds [*] percent ([*]%) of the royalties that were to be paid to Progenics, Wyeth also shall reimburse Progenics for the out-of-pocket expenses incurred in conducting the audit. Progenics shall not reveal to such accounting firm the conditions under which the audit expenses are to be reimbursed hereunder. If such accounting firm concludes that Wyeth overpaid royalties to Progenics, Progenics will refund such overpayments to Wyeth, within forty-five (45) days of the date Progenics receives such accountant’s report. No interest shall be due Wyeth on such overpayment.

6.6.8.  Confidentiality. All Progress Reports and financial information of Wyeth which is subject to review under this Section 6 (Payments by Wyeth to Progenics) shall be deemed to be Wyeth’s Confidential Information subject to the provisions of Section 8 (Confidentiality) hereof, and Progenics shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than reviewing progress made or verifying payments to be made by Wyeth to Progenics under this Agreement; provided, however, that such Confidential Information may be disclosed by Progenics to Third Parties only to the extent necessary to enforce Progenics' rights under this Agreement.

7.	INTELLECTUAL PROPERTY.

7.1.  Ownership of Intellectual Property.

7.1.1.  Inventorship. Inventorship of any invention and any Patent Right claiming such invention shall be determined in accordance with rules and guidelines regarding inventorship as established under United States patent law, including case law and regulations associated therewith. Authorship of any work subject to copyright protection shall be determined in accordance with U.S. Copyright law.

7.1.2.  Ownership of Joint Know-How and Joint Patent Rights. The Parties shall jointly own any Joint Know-How and any Joint Patent Right.

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7.1.3.  Exploitation of Joint Patent Rights and Joint Know-How Other Than as Provided in this Agreement. Except as expressly provided in this Agreement, neither Party shall exploit any Joint Patent Right or Joint Know-How without the prior written approval of the other Party.

7.2.  Patent Rights.

7.2.1.  Progenics Patent Rights. Progenics shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Progenics Patent Rights (including provoking, instituting or defending interference, opposition, revocation, reexamination and similar proceedings related to the Progenics Patent Rights) in all countries requested by Wyeth consistent with the intellectual property strategy developed by the JSC at Wyeth’s expense.   The Parties shall cause their patent counsel to communicate regularly regarding the prosecution and maintenance of the Progenics Patent Rights. Without limiting the generality of the foregoing, Progenics shall provide to Wyeth copies of all communications sent to and received from any patent office pertaining to Progenics Patent Rights including, but not limited to, draft patent applications, filing receipts, office actions, responses and/or amendments, and notices of allowance. Wyeth shall be given at least fifteen (15) business days prior to the earlier of the expiration of any shortened statutory period for response or anticipated filing to review and comment upon the text of any such communication. Progenics also shall keep Wyeth advised on the maintenance of any patents included within the Progenics Patent Rights and provide Wyeth with reasonable opportunity to comment on maintenance. In the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made with respect to the preparation, filing, prosecution and maintenance of the Progenics Patent Rights (including decisions relating to interference, opposition, revocation, reexamination and similar proceedings related to the Progenics Patent Rights), Wyeth shall make such decision. In no event, however, shall Wyeth instruct Progenics to take any action that would cause Progenics to breach any Progenics Third Party Agreement. Wyeth’s rights under this Section shall be in addition to any other rights and remedies which Wyeth may have as a result of Progenics' failure to satisfy its obligations under this Agreement.

7.2.2.  Joint Patent Rights. The Parties agree to discuss in good faith and implement a mutually agreeable patent strategy with respect to all Joint Technology that may be patentable, and shall cause their patent counsel to communicate regularly regarding the prosecution and maintenance of the Joint Patent Rights. With respect to all Joint Technology for which the Parties agree patent prosecution should be sought, the Parties shall cooperate in the preparation, filing and prosecution of patent applications (including provoking, instituting or defending interference, opposition, revocation, reexamination and similar proceedings related to the Joint Patent Rights), and shall discuss and agree on the content and form of relevant patent applications and any other relevant matters before such applications are made. Each Party shall consider in good faith any comments from the other Party regarding steps to be taken to strengthen any Joint Patent Right. Progenics shall serve as the lead Party to prosecute and maintain all applications covering Joint Patent Rights (including provoking,

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instituting or defending interference, opposition, revocation, reexamination and similar proceedings related to the Joint Patent Rights) at Wyeth’s expense, unless otherwise agreed by the Parties. In the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made regarding the prosecution and maintenance of the Joint Patent Rights (including decisions relating to interference, opposition, revocation, reexamination and similar proceedings related to the Joint Patent Rights), Wyeth shall make such decision. In all cases, each Party shall provide reasonable assistance to the other Party, at Wyeth’s expense, with respect to any activities determined by Wyeth to be necessary or desirable to obtain patent protection for such Joint Technology.

7.2.3.  Wyeth Patent Rights. Wyeth shall be solely responsible for the prosecution of the Wyeth Collaboration Patent Rights and Wyeth Independent Patent Rights and the maintenance of any patents included within the Wyeth Collaboration Patent Rights and Wyeth Independent Patent Rights at Wyeth’s expense. However, Wyeth shall provide to Progenics copies of all communications sent to and received from any patent office pertaining to the prosecution of Wyeth Collaboration Patent Rights including, but not limited to, draft patent applications, filing receipts, office actions, responses and/or amendments, and notices of allowance, and the Parties shall cause their patent counsel to communicate regularly in advance regarding the prosecution of the Wyeth Collaboration Patent Rights.

7.2.4.  Orange Book Listings.

(a)  SC Product and IV Product. At least fifteen (15) business days prior to the expiration of the time period under 21 C.F.R. § 314.53 for submitting patent information pertaining to Progenics Patent Rights or Joint Patent Rights with respect to the SC Product and the IV Product, Progenics shall submit to Wyeth any such draft submission, including any forms such as Form FDA 3542, Form FDA 3542a or any equivalent thereof, for Wyeth’s review and comment. Progenics shall consider in good faith any comments made by Wyeth pursuant to this Section. In the event that the Parties, after good faith discussions at the JSC, cannot agree with respect to any decision to be made under this Section, Wyeth shall make such decision.

(b)  Oral Product. At least fifteen (15) business days prior to the expiration of the time period under 21 C.F.R. § 314.53 for submitting patent information pertaining to Progenics Patent Rights or Joint Patent Rights with respect to the Oral Product, Wyeth shall submit to Progenics any such draft submission, including any forms such as Form FDA 3542, Form FDA 3542a or any equivalent thereof, for Wyeth’s review and comment. Wyeth shall consider in good faith any comments made by Progenics pursuant to this Section. In the event that the Parties, after good faith discussions at the JSC, cannot agree with respect to any decision to be made under this Section, Wyeth shall make such decision.

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7.2.5.  Application for Patent Term Extension. At least fifteen (15) business days prior to the expiration of any statutory or other regulatory time period for submitting an application for patent term extension pertaining to Progenics Patent Rights and Joint Patent Rights, including applications for interim extension and supplemental protection certificate (SPC) in the U.S. or in any foreign country, Progenics shall submit to Wyeth any such draft application for Wyeth’s review and comment. Progenics shall also promptly provide to Wyeth all correspondences received from any patent office or regulatory office concerning such application for extension, and Wyeth shall have at least fifteen (15) business days to review and comment on all correspondences sent to any patent office or regulatory office pertaining to such application. Progenics shall consider in good faith any comments made by Wyeth pursuant to this Section. In the event that the Parties, after good faith discussions at the JSC, cannot agree with respect to any decision to be made under this Section including the patent to apply for extension, Wyeth shall make such decision.

7.2.6.  Enforcement of Patent Rights.

(a)  Notice. If either Wyeth or Progenics becomes aware of any infringement, anywhere in the world, of any issued patent within the Progenics Patent Rights or the Joint Patent Rights, such Party will notify the other Party in writing to that effect. Any such notice shall include any available evidence to support an allegation of infringement by such Third Party.

(b)  Enforcement of Progenics Patent Rights and Joint Patent Rights. Except as otherwise provided in this Section 7.2.6(b), Wyeth shall have the first right but not the obligation, at its own expense, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any Progenics Patent Rights or any Joint Patent Rights. Such right shall remain in effect until ninety (90) days after the date of notice given under Section 7.2.6(a) (Notice). Wyeth may join Progenics as a party plaintiff to any such suit, provided that Wyeth shall bear all the expenses of such suit, including those reasonable expenses incurred by Progenics as a participant (other than its own independent counsel). Wyeth shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of Progenics (not to be unreasonably withheld or delayed) if such judgment or settlement includes a finding or agreement that any Progenics Patent Right or Joint Patent Right is invalid, unenforceable, or not infringed, grants a Third Party Sublicense other than as permitted by Section 2.3 (Sublicenses), or would enjoin or grant other equitable relief against Progenics. Wyeth shall bear all the expenses of any such suit brought by Wyeth claiming infringement of any Progenics Patent Rights or Joint Patent Rights. If, after the expiration of the ninety (90) day period, Wyeth has not obtained a discontinuance of the infringement of the Progenics Patent Rights or Joint Patent Rights or filed suit against any such Third Party infringer of the Progenics Patent Rights or Joint Patent Rights, or provided Progenics with information and arguments demonstrating to Progenics’ reasonable satisfaction that there is insufficient basis

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for the allegation of such infringement of the Progenics Patent Rights or Joint Patent Rights, then Progenics shall have the right, but not the obligation, to bring suit against such Third Party infringer of the Progenics Patent Right or Joint Patent Right. Progenics shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of Wyeth (which consent shall not unreasonably be withheld) if such judgment or settlement materially impacts any of Wyeth’s rights under this Agreement or would enjoin or grant other equitable relief against Wyeth. Each Party shall cooperate (including by executing any documents required to enable the other Party to initiate such litigation) with the other Party in any suit for infringement of any Progenics Patent Right or Joint Patent Right brought by the other Party against a Third Party in accordance with this Section 7.2.6(b) (Enforcement of Progenics Patent Rights and Joint Patent Rights) and shall have the right to consult with the other Party and to participate in and be represented by independent counsel in such litigation at its own expense. Neither Party shall incur any liability to the other Party as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any Patent Right invalid or unenforceable. However, the Party that brings a suit shall indemnify and hold the other Party harmless from any liability to a Third Party as a consequence of such litigation or any unfavorable decision resulting therefrom. Any recovery obtained by either Party as a result of any such proceeding against a Third Party infringer shall be allocated as follows:

(i)  [*];

(ii)  [*]:

(A)  [*]; and

(B)  [*].

(iii)  [*].

(c)  Wyeth shall continue to pay Progenics all royalties due under this Agreement during the pendency of any suit brought pursuant to this Section 7.2.6 (Enforcement of Patent Rights).

7.2.7.  Infringement and Third Party Licenses.

(a)  Infringement of Third Party Patents - Course of Action. If the performance of the Licensed Activities by Wyeth or any of its Affiliates or Sublicensees is alleged by a Third Party to infringe a Third Party’s patent or other intellectual property right, the Party becoming aware of such allegation shall promptly notify the other Party. Additionally, if either Party determines that, based upon the review of a Third Party’s patent or patent application or other intellectual property rights, it may be desirable to obtain a license from such Third Party with respect thereto so as to avoid any potential suit between either Party

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and such Third Party, such Party shall promptly notify the other Party and the JSC of such determination and initiate discussions to determine whether such license is desirable.

(b)  Wyeth Option to Negotiate. Subject to Section 7.2.7(c) (Third Party Infringement Suit), in the event that Wyeth determines that, in order for Wyeth, its Affiliates or Sublicensees to engage in the Licensed Activities, it is necessary or desirable for Wyeth or its Affiliate to obtain a license under one or more patents or patent applications or other intellectual property rights owned or controlled by a Third Party (collectively, “Third Party IP Rights”), Wyeth shall have the first right, but not the obligation, to negotiate and enter into an agreement with such Third Party, whereby Wyeth is granted a license under such Third Party IP Rights permitting Wyeth, its Affiliates and Sublicensees to practice such Third Party IP Rights in connection with the Licensed Activities and the performance of any of its obligations or the exercise of any of its rights under this Agreement.

(c)  Third Party Infringement Suit. If a Third Party sues Wyeth or any of Wyeth’s Affiliates or Sublicensees (each Person so sued being referred to herein as a “Sued Party”), alleging that the Licensed Activities of Wyeth or any of Wyeth’s Affiliates or Sublicensees during the Term of and pursuant to this Agreement infringe or will infringe such Third Party’s patent, then, upon Wyeth’s request and in connection with the Sued Party’s defense of any such Third Party infringement suit, Progenics shall provide reasonable assistance to the Sued Party for such defense. Wyeth shall be solely responsible for expenses incurred in defending against any such suit and for payment of any damages or other awards that may result therefrom.

7.2.8.  Patent Certifications. Each Party shall immediately give written notice to the other Party of any certification filed by a Third Party pursuant to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) of which it becomes aware claiming that any Patent Right of either Party related to this Agreement has expired or is invalid, unenforcable or uninfringed. Wyeth shall control any such action using counsel of its own choice at its expense.

7.3.  Trademarks. Wyeth shall, in its sole discretion and expense and subject to the review of the JSC as set forth in Section 3.2.3 (Specific Responsibilities of the JSC), select and own all Product-related trademarks, trade dress, copyrights and names to be used in connection with the marketing, promotion and sale of any Product under this Agreement. Progenics shall neither use nor seek to register, anywhere in the world, any trademarks which are confusingly similar to any trademarks, trade names, trade dress or logos used by or on behalf of Wyeth, its Affiliates or Sublicensees in connection with any Product.

8.	CONFIDENTIALITY.

8.1.  Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, each Party (the “Receiving Party”) receiving any Confidential Information

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of the other Party (the “Disclosing Party”) under this Agreement shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement, except for Confidential Information that the Receiving Party can establish:

(a)  was already known by the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party and the Receiving Party has documentary evidence to that effect;

(b)  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)  became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the Receiving Party or any of its Affiliates;

(d)  was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or

(e)  was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party and the Receiving Party has documentary evidence to that effect.

8.2.  Authorized Disclosure.

8.2.1.  Disclosure. Notwithstanding the provisions of Section 8.1 (Confidentiality), each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(a)  file or prosecute patent applications as contemplated by this Agreement,

(b)  prosecute or defend litigation,

(c)  exercise its rights under this Agreement provided such disclosure is covered by terms of confidentiality similar to those set forth herein, and

(d)  comply with applicable governmental laws and regulations.

8.2.2.  Notice of Disclosure. In the event a Party shall deem it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to this Section 8.2 (Authorized Disclosure), the Disclosing Party shall to the extent possible give reasonable advance written notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

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8.3.  SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement (a) to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission, the New York Stock Exchange and NASDAQ and (b) in connection with a prospective acquisition, merger or financing for such Party, to prospective acquirers or merger candidates or to existing or potential investors, provided that prior to such disclosure each such candidate or investor shall be agree in writing to be bound by obligations of confidentiality and non-use no less restrictive in scope than those set forth in this Section 8 (Confidentiality). Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to (a) above, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with clause (a) above, such Party agrees, at its own expense, to seek such confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

8.4.  Public Announcements; Publications.

8.4.1.  Coordination. The Parties agree on the importance of coordinating their public announcements respecting this Agreement and the subject matter hereof (other than academic, scientific or medical publications that are subject to the publication provision set forth below). Progenics and Wyeth shall, from time to time, and at the request of the other Party, discuss and agree on the general information content relating to this Agreement (including relating to the Development and/or Commercialization of Products) which may be publicly disclosed (including, without limitation, by means of any printed publication or oral presentation).

8.4.2.  Press Release. Both Parties may release the announcement attached to this Agreement as Schedule 8.4.2 regarding the signing of this Agreement.

8.4.3.  Publications. During the term of this Agreement, each Party will submit to the other Party for review and approval all proposed academic, scientific and medical publications and public presentations relating to the Development and/or Commercialization of any Product, for review in connection with preservation of Patent Rights and/or to determine whether any of such other Party’s Confidential Information should be modified or deleted. Written copies of such proposed publications and presentations shall be submitted to the non-publishing Party no later than forty-five (45) days before submission for publication or presentation and the non-publishing Party shall provide its comments with respect to such publications and presentations within thirty (30) days of its receipt of such written copy. The review period may be extended for an additional thirty (30) days in the event the non-publishing Party can demonstrate reasonable need for such extension, including, but not limited to, the preparation and filing of patent applications. By mutual agreement, this period may be further extended. Wyeth and Progenics will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Development and/or Commercialization of any Product.

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9.	REPRESENTATIONS AND WARRANTIES.

9.1.  Representations and Warranties of Each Party. Each of Progenics and Wyeth hereby represents, warrants, and covenants to the other Party as follows:

(a)  it is a corporation duly organized and validly existing under the laws of the state of its incorporation;

(b)  the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)  it has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(d)  the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement relating to one or more Patent Rights or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

(e)  it shall at all times comply with all material laws and regulations applicable to its activities under this Agreement.

9.2.  Additional Representations and Warranties of Progenics. In addition to the representations and warranties made by Progenics elsewhere in this Agreement, Progenics, hereby represents, warrants and covenants to Wyeth that:

(a)  Schedule 9.2(A) identifies all Progenics Patent Rights owned by Progenics (the “Owned Progenics Patent Rights”), and Schedule 9.2(B) identifies all Progenics Patent Rights which Progenics licenses from Third Parties (the “Licensed Progenics Patent Rights”), in each case along with the following information with respect to each identified Patent Right, as applicable: (i) country, (ii) title, (iii) application number, (ii) application filing date, (v) patent number, (vi) patent issue date, (vii) listed inventor(s), and (viii) current owner. Schedule 9.2(C) identifies each Progenics Third Party Agreement. The Owned Progenics Patents Rights and the Licensed Progenics Patent Rights identified on Schedule 9.2 (meaning Schedules (A), (B) and (C) together) constitute all of the Progenics Patent Rights as of the Effective Date.

(b)  Progenics exclusively owns all rights, title, and interests in the Owned Progenics Patent Rights and owns or Controls the Progenics Know-How existing as of the Effective Date free and clear of any liens, charges,

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encumbrances, licenses, or, to its knowledge, other claim of right or ownership by any Third Party. Neither any license granted by Progenics to any Third Party, nor any license granted by any Third Party to Progenics conflicts with the license grants to Wyeth under this Agreement.

(c)  Progenics has and will have the full right, power and authority to grant the licenses granted or to be granted to Wyeth under this Agreement.

(d)  There are no Progenics Third Party Agreements other than the agreements identified in Schedule 9.2(C), true and complete copies of which have been provided to Wyeth. As of the Effective Date, no Third Party has any right, title or interest in or to, or any license under, any of the Progenics Patent Rights other than as provided in Progenics Third Party Agreements. As of the Effective Date, the Progenics Third Party Agreements are in full force and effect, and Progenics is in compliance in all material respects with the Progenics Third Party Agreements. To Progenics’ knowledge, no event has occurred or omission made, and no circumstances exist, which, with or without the giving of notice and/or the passage of time, would permit the counterparty to terminate any Progenics Third Party Agreement.

(e)  The Agreement and Plan of Reorganization dated as of December 22, 2005 by and among Progenics, Progenics Pharmaceuticals Nevada, Inc., UR Labs, Inc., and the shareholders of UR Labs, Inc. and all “Collateral Agreements” (as defined therein) entered into pursuant thereto (collectively, the “UR Labs Acquisition Agreements”) have been duly and validly executed and delivered by the parties thereto and represent the legal, valid and binding obligations of the parties thereto enforceable in accordance with their terms, subject to applicable bankrupcty, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. Progenics and its Affiliates are not, and to the knowledge of Progenics, no Third Party to any of the UR Labs Acquisition Agreements is, in violation or default of any UR Labs Acquisition Agreement. No event or circumstance has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material violation or default thereunder on the part of Progenics or its Affiliates, or, to the knowledge of Progenics, any Third Party thereto, or which would result in the rescission of or a loss of rights under any UR Labs Acquisition Agreement.

(f)  To the extent that any of the Progenics Patent Rights arose from work funded in whole or in part by U.S. federal funding, to Progenics’ knowledge all requirements necessary to (a) vest the entire right, title and interest in Progenics or Progenics’ licensor of such Progenics Patent Rights, and (b) grant the licenses to Progenics under Patent Rights licensed to Progenics, have been satisfied.

(g)  As of the Effective Date, the Progenics Patent Rights are existing and, to the best of its knowledge, are not invalid or unenforceable, in whole or in part.

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(h)  To Progenics’ knowledge, as of the Effective Date and except for the patents and patent applications that Progenics has previously disclosed to Wyeth in writing: the Development and Commercialization of the Compound, the SC Product and the IV Product, and the [*] Oral Product, each as such Product is contemplated by the outline of the Development Plan agreed by the Parties as of the Effective Date and as previously described to Wyeth, (A) does not infringe any issued patent owned or possessed by any Third Party; and (B) would not infringe any pending claim in a pending patent application owned or possessed by a Third Party if such claim were an issued claim of an issued patent. As of the Effective Date, there are no outstanding orders, judgments or settlements against or owed by Progenics relating to the Progenics Technology, and there is no pending or, to the best of its knowledge, threatened, claims or litigation, relating to the Progenics Technology.

(i)  During the Term of this Agreement, (i) Progenics will use Commercially Reasonable Efforts not to take or omit to take any actions that would breach any Progenics Third Party Agreement or other agreements between Progenics and Third Parties that provide for intellectual property rights necessary for the Development and Commercialization of the Compound and Products, and (ii) Progenics will provide Wyeth promptly with notice of any allegation that Progenics has breached any such agreement. During the Term of this Agreement, Progenics will not enter into any agreement with any Third Party adversely affecting the rights granted to Wyeth under this Agreement.

9.3.  Additional Representations and Warranties of Wyeth. In addition to the representations and warranties made by Wyeth elsewhere in this Agreement, Wyeth, hereby represents, warrants and covenants to Progenics that:

(a)  [*]; and

(b)  as of the Effective Date, Wyeth has no compound in pre-clinical or clinical development that would be competitive with or addresses similar indications to any Product.

9.4.  Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

9.5.  No Inconsistent Agreements. Neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that is or would be inconsistent with its obligations under this Agreement.

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10.	TERM AND TERMINATION

10.1.  Term. The term of this Agreement (the “Term”) will commence on the Effective Date and extend on a country-by-country and Product-by-Product basis, unless this Agreement is terminated earlier in accordance with this Section 10 (Term and Termination), until the last to expire of any Royalty Period for any Product in such country and any extended period of royalty payment under Section 6.5.2 (Extended Exclusivity Based on Wyeth Independent Patent Rights).

10.2.  Termination by Progenics.

10.2.1.  General. Progenics may terminate this Agreement at any time by giving written notice to Wyeth in the event that Wyeth commits a material breach of its representations, warranties or obligations under this Agreement and such material breach remains uncured for ninety (90) days (thirty (30) days for a breach of a payment obligation) measured from the date written notice of such material breach is given to Wyeth; provided, however, that if any breach other than non-payment is not reasonably curable within ninety (90) days and so long as Wyeth is using Commercially Reasonable Efforts to cure such breach, such termination shall be delayed for a reasonable period of time in order to permit Wyeth reasonable time to cure such breach. Notwithstanding the foregoing, if the material breach by Wyeth giving rise to such termination is a failure to use Commercially Reasonable Efforts pursuant to Section 4.2.2 (Responsibilities of Wyeth) or 5.2 (Commercialization Responsibilities and Efforts by Wyeth) in a Major Market Country other than the United States, then Progenics may only terminate this Agreement on a Product-by-Product and country-by-country basis in the applicable Major Market Country where such material breach occurred (a “Partial Termination”), and such Partial Termination shall not affect Wyeth’s rights under this Agreement in other countries in the Territory or with respect to other Products.

10.2.2.  Payment Breaches. Failure by Wyeth to pay any amount in excess of $[*] within the cure period specified in this Section 10.2 (Termination by Progenics) shall constitute a material breach of this Agreement. If the alleged material breach relates to non-payment of an amount that is subject to a bona fide good faith dispute between the Parties as to whether such payment is due, the thirty (30) day cure period shall be tolled pending resolution of such dispute; provided, however, that if such amount is part of a larger payment due, only the cure period for the amount in dispute shall be tolled. Notwithstanding the foregoing, the thirty (30) day cure period shall not be tolled for any dispute regarding a failure by Wyeth to pay any amounts due pursuant to Section 6.2.2 (Payment of Expenses; Development Account; Reimbursement) so long as the Progenics Development Costs in question are consistent with the Progenics Development Cost Budget approved by the JSC or agreed by the Parties. The previous sentence shall not apply, however, to any dispute regarding the amount of any offset taken by Wyeth pursuant to Section 6.2.2 (Payment of Expenses; Development Account; Reimbursement) offsetting an overpayment of Progenics Development Costs in a Calendar Quarter against the Estimated Quarterly Development Costs for the following Calendar Quarter.

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10.3.  Termination by Wyeth.

10.3.1.  Termination by Wyeth for Convenience. Wyeth may, with or without cause, terminate this Agreement in its entirety by providing Progenics with at least three hundred and sixty (360) days prior written notice of such termination; provided, however, that regardless of the notice given to Progenics, no such termination shall be effective prior to the second anniversary of the First Commercial Sale of the first Product in the U.S.

10.3.2.  Termination by Wyeth Because of Serious Safety and Efficacy Issues. If one or more safety or efficacy issues arise with respect to a Product which are sufficiently serious that Wyeth would cease Development or Commercialization of the Product if the Product were a product or proposed product owned by it or to which it had rights that was of similar commercial potential and at a similar stage in its development or product life, Wyeth shall promptly inform Progenics of such safety or efficacy issues(s) and convene a meeting of the JDC to discuss such safety or efficacy issues and their implications for Development and Commercialization of the Product. If the JDC is unable to agree on a plan to continue Development and Commercialization of the Product, then the matter will be referred to the JSC for discussion. If the JSC is unable to agree on a plan to continue Development and Commercialization of the Product, [*] will discuss whether there is any viable alternative to ceasing Development and Commercialization. Thereafter, Wyeth may terminate this Agreement with respect to such Product throughout the Territory on thirty (30) days prior written notice.

10.3.3.  Termination by Wyeth for Cause. Wyeth may terminate this Agreement in its entirety for cause at any time by giving written notice to Progenics in the event that Progenics commits a material breach of its representations, warranties or obligations under this Agreement and such material breach remains uncured for ninety (90) days measured from the date written notice of such material breach is given to Progenics; provided, however, that if any breach other than non-payment is not reasonably curable within ninety (90) days and so long as Progenics is using Commercially Reasonable Efforts to cure such breach, such termination shall be delayed for a reasonable period of time in order to permit Progenics reasonable time to cure such breach.

10.4.  Effects of Expiration or Termination.

10.4.1.  Upon Termination By Progenics or Termination by Wyeth For Convenience. On termination of this Agreement by Progenics pursuant to Section 10.2 (Termination by Progenics) or termination of this Agreement by Wyeth pursuant to Section 10.3.1 (Termination by Wyeth for Convenience), the following shall occur; provided, however, that in the case of a Partial Termination, each of the following shall occur only with respect to the terminated Product and in the terminated country or countries:

(a)  Wyeth shall, within thirty (30) days of the event giving rise to the termination, transfer to Progenics copies of all data, reports, records and

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materials in its possession or control that relate to the Products or Compound and, except in the case of a Partial Termination, return to Progenics, or destroy at Progenics’ request, all relevant records and materials in Wyeth’s or its Affiliates’ possession or control containing Confidential Information of Progenics.

(b)  Wyeth shall use Commercially Reasonable Efforts to transfer to Progenics ownership and control of all Registrational Filings and Regulatory Approvals made or filed or obtained for the Products and Compound and all clinical, technical and other relevant reports and data relating to the Products and Compound, each to the extent they are owned, controlled or held in the name of Wyeth or its Affiliates.

(c)  Except as provided in Section 10.4.6 (Effect of Termination by Progenics on Sublicensees), all licenses granted by Progenics to Wyeth and its Affiliates with respect to the Products and Compound shall immediately terminate; provided, however, that in the case of a Partial Termination relating to less than all Products in a country, the licenses granted by Progenics to Wyeth with respect to the Compound in such country shall survive and become non-exclusive solely for the purpose of Developing, Commercializing and otherwise exploiting the Products that have not been terminated in such country. Wyeth shall use Commercially Reasonable Efforts to assign to Progenics for no additional consideration, within thirty (30) days of the event giving rise to the Termination, the trademarks relating solely to the Products or the Compound owned by Wyeth and its Affiliates. Progenics shall be responsible for the costs of recording trademark assignments in individual countries.

(d)  As to Products then being manufactured by or on behalf of Wyeth or its Affiliates, the Parties shall negotiate in good faith a supply agreement for such Products on commercially reasonable terms to ensure that Progenics shall have for a period [*] ([*]) years a continuous supply of such Products. In addition, except in the case of a Partial Termination, to the extent permitted under the terms of such agreements, Wyeth shall use Commercially Reasonable Efforts to assign to Progenics, at Progenics’ request, any of Wyeth’s rights under any agreements for the supply or manufacture of Products or packaging or the supply of API. In the case of a Partial Termination, Wyeth shall cooperate with Progenics in good faith to arrange for the supply of API to Progenics and shall waive any exclusivity right it may have with such suppliers as necessary to permit Progenics to enter into direct supply agreements with such suppliers. Furthermore, except in the case of a Partial Termination, at Progenics’ request, Wyeth shall sell to Progenics any of the inventory (including manufactured Product, packaging materials, promotional materials and any other Commercial items) held by Wyeth or its Affiliates or Sublicensees at a price equal to their cost. And in any case, Wyeth shall use Commercially Reasonable Efforts to transfer, license or sublicense to Progenics or its designee at no cost all documentation and technology in Wyeth’s Control necessary to enable Progenics or its designee to manufacture Products.

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(e)  Progenics shall have the right to continue to use supplies of materials carrying the name or trademark of Wyeth, its Affiliates or Sublicensees until those supplies have been depleted, but in no event for a period of more than [*] ([*]) days.

(f)       Wyeth shall grant Progenics a fully paid-up, perpetual, irrevocable, royalty-free license (with the right to grant sublicenses) in the Field under the Wyeth Collaboration Patent Rights, Wyeth Collaboration Know-How and Wyeth’s interest in the Joint Technology to make, have made, use, Develop, sell, offer to sell, have sold, import, export and otherwise exploit and Commercialize the Compound and the Products in the Terminated Territory. In the case of a Partial Termination, the foregoing license shall be a non-exclusive license (with the right to grant sublicenses), and in the case that this Agreement is terminated in its entirety the foregoing license shall be a sole license (meaning that Progenics will be the only licensee in the Field, but that the license will not be exclusive as to Wyeth and its Affiliates). “Terminated Territory” shall mean worldwide in the event that this Agreement is terminated in its entirety and shall mean the country or countries in which the Agreement is terminated in the event of a Partial Termination. Furthermore, Wyeth shall not assert any Wyeth Independent Patent Right against Progenics, its Affiliates or its sublicensees relating to the Development, Commercialization or other exploitation of any Product in the Terminated Territory.

10.4.2.  Upon Termination by Progenics. In addition to the requirements of Section 10.4.1 (Upon Termination by Progenics or Termination by Wyeth for Convenience), on termination of this Agreement by Progenics pursuant to Section 10.2 (Termination by Progenics), either in its entirety or for a particular country or Product, Progenics will suffer costs, expenses and damages that would be of uncertain amount and difficult to prove. Therefore, if Progenics terminates this Agreement pursuant to Section 10.2 (Termination by Progenics) with respect to a particular Product or country or in its entirety, Wyeth shall reimburse Progenics, as liquidated damages, [*]; provided, however, that Wyeth shall have no further obligation to reimburse Progenics for Development of a Product effective upon the date [*].

10.4.3.  Upon Termination By Wyeth For Serious Safety and Efficacy Reasons. On termination of this Agreement by Wyeth with respect to one or more Products (the “Terminated Products”) pursuant to Section 10.3.2 (Termination by Wyeth Because of Safety and Efficacy Issues), the following shall occur:

(a)  Wyeth shall, within thirty (30) days of the effective date of the termination, transfer to Progenics copies of all data, reports, records and materials in the possession or control of Wyeth or its Affiliates that relate to the Terminated Products and return to Progenics, or destroy at Progenics’ request, all relevant records and materials in the possession or control of Wyeth and its Affiliates containing Confidential Information of Progenics exclusively related to the Terminated Products.

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(b)  Wyeth shall use Commercially Reasonable Efforts to transfer to Progenics ownership and control of all Registrational Filings and Regulatory Approvals made or filed or obtained for the Terminated Products and all clinical, technical and other relevant reports and data relating to the Terminated Products, each to the extent they are owned, controlled or held in the name of Wyeth or its Affiliates.

(c)  All licenses granted by Progenics to Wyeth and its Affiliates with respect to the Terminated Products shall immediately terminate; provided, however, that in the case of a termination relating to less than all Products, the licenses granted by Progenics to Wyeth with respect to the Compound shall survive and become non-exclusive solely for the purpose of Developing, Commercializing and otherwise exploiting the Products other than the Terminated Products. Wyeth shall use Commercially Reasonable Efforts to assign to Progenics for no additional consideration, within thirty (30) days of the effective date of the termination, the trademarks relating solely to the Terminated Products owned by Wyeth and its Affiliates. Progenics shall be responsible for the costs of recording trademark assignments in individual countries.

(d)  Wyeth shall use Commercially Reasonable Efforts to transfer, license or sublicense to Progenics or its designee at no cost all documentation and technology in Wyeth’s Control necessary to enable Progenics or its designee to manufacture Products. In the case of a termination with respect to all Products, to the extent permitted under the terms of such agreements, Wyeth shall use Commercially Reasonable Efforts to assign to Progenics, at Progenics’ request, any of Wyeth’s rights under any agreements for the supply or manufacture of Products or packaging or the supply of API. In the case of a termination with respect to less than all Products, Wyeth shall cooperate with Progenics in good faith to arrange for the supply of API to Progenics and shall waive any exclusivity right it may have with such suppliers as necessary to permit Progenics to enter into direct supply agreements with such suppliers.

 (e)       Wyeth shall grant Progenics a fully paid-up, perpetual, irrevocable, royalty-free license (with the right to grant sublicenses) in the Field under the Wyeth Collaboration Patent Rights, Wyeth Collaboration Know-How and Wyeth’s interest in the Joint Technology to make, have made, use, Develop, sell, offer to sell, have sold, import, export and otherwise exploit and Commercialize the Terminated Products in the Territory. In the case of a termination for some but not all Products, the foregoing license shall be a non-exclusive license (with the right to grant sublicenses), and in the case of termination with respect to all Products the foregoing license shall be a sole license (meaning that Progenics will be the only licensee in the Field, but that the license will not be exclusive as to Wyeth and its Affiliates). Furthermore, Wyeth shall not assert any Wyeth Independent Patent Right against Progenics, its Affiliates or its sublicensees relating to the Development, Commercialization or other exploitation of any Terminated Product.

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10.4.4.  Effect of Termination by Wyeth for Cause. If Wyeth terminates this Agreement pursuant to Section 10.3.3 (Termination by Wyeth for Cause) all licenses granted by Progenics to Wyeth under this Agreement shall survive such termination and become fully paid-up, perpetual, non-exclusive, irrevocable, royalty-free licenses. In addition, in such event:

(a)   Progenics shall, and shall cause its Affiliates to, assign and delegate to Wyeth or its designated Affiliate, and Wyeth or its designated Affiliate shall assume from Progenics, all of Progenics’ rights and obligations under the Progenics Third Party Agreements; and

(b)  Progenics shall use Commercially Reasonable Efforts to transfer to Progenics ownership and control of all Registrational Filings and Regulatory Approvals made or filed or obtained for the Products and Compound and all clinical, technical and other relevant reports and data relating to the Products and Compound, each to the extent they are owned, controlled or held in the name of Progenics or its Affiliates.

10.4.5.  Effect of Expiration. If this Agreement terminates because its Term has expired under Section 10.1 (Term) all licenses granted by Progenics to Wyeth under this Agreement shall survive such termination and become fully paid-up, perpetual, non-exclusive, irrevocable, royalty-free licenses.

10.4.6.  Effect of Termination by Progenics on Sublicenses. On termination of this Agreement by Progenics pursuant to Section 10.2 (Termination by Progenics), any Sublicense granted under this Agreement will become a direct license from Progenics to the Sublicensee, provided that the Sublicensee is not in breach of the Sublicense agreement. In such event, the direct license under the Progenics Technology and Progenics’ interest in the Joint Technology (or the subset of such technology that was sublicensed to the Sublicensee) from Progenics to the Sublicensee will be in the sublicensed field, and will otherwise be on the terms and conditions of the sublicense agreement between Company and Sublicensee, except that Progenics will be excused from performing any of Wyeth’s obligations under the sublicense agreement to the extent that such obligations are more than immaterially different from Progenics’ obligations under this Agreement.

10.4.7.  Accrued Rights. Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including, without limitation, damages arising from any breach under this Agreement or the obligation to make Development Payments, Commercialization Payments, Royalty Payments or any other payments required under this Agreement as to events or sales of Product occurring prior to the effective time of any expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve either party from any obligation which is expressly indicated to survive such expiration or termination.

10.4.8.  Survival. The following sections of this Agreement shall survive expiration or termination of this Agreement for any reason: 6.2.5 (Records and Audits) 6.2.6 (Confidentiality) 6.6.5 (Record Keeping) 6.6.6 (Audits) 6.6.7 (Underpayments/Overpayments) 6.6.8 (Confidentiality) 7.1 (Ownership of Intellectual Property) 7.3 (Trademarks) 8 (Confidentiality) 10.4 (Effects of Termination or Expiration) 10.5 (Provision for Insolvency) 11 (Indemnification and Insurance) 12 (Regulatory Matters; Safety Issues; Product Recalls), and 13 (Miscellaneous).

10.5.  Provision for Insolvency.

10.5.1.  Termination. This Agreement may be terminated by written notice by either Party (the “Non-Debtor Party”) at any time during the Term of this Agreement (i) upon the declaration by a court of competent jurisdiction that the other Party (the “Debtor Party”) is bankrupt and, pursuant to the U.S. Bankruptcy Code, the Debtor Party’s assets are to be liquidated, (ii) upon the filing or institution of bankruptcy, liquidation or receivership proceedings (other than reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code) with respect to the Debtor Party, (iii) upon an assignment of a substantial portion of the assets for the benefit of creditors by the Debtor Party, (iv) in the event a receiver or custodian is appointed for the Debtor Party’s business, or (v) if a substantial portion of the Debtor Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall become effective only if the proceeding is not dismissed within sixty (60) days after the filing thereof. To the extent permitted by applicable law, the effect of a termination under this Section 10.5.1 shall be as described in Section 10.4.1 (Upon Termination by Progenics or Termination by Wyeth) or 10.4.4 (Upon Termination by Wyeth for Cause) and 10.4.6 (Effect of Termination by Progenics on Sublicensees), as the case may be.

10.5.2.  Effect on Licenses. All rights and licenses granted under or pursuant to this Agreement are licenses of rights to “intellectual property” as defined in Section 365(n) of Title 11 of the United States Code (“Title 11”). Each Party agrees that the other Party, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. Each Party agrees during the Term of this Agreement, to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against the Debtor Party under Title 11, the Debtor Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall:

(a)  as the Non-Debtor Party may elect in a written request, immediately upon such request:

(i)  perform all of the obligations provided in this Agreement to be performed by the Debtor Party including, where applicable and without limitation, providing to the Non-Debtor Party portions of such intellectual property (including embodiments thereof) held by the Debtor Party and such successors and assigns or otherwise available to them; or

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(ii)  provide to the Non-Debtor Party all such intellectual property (including all embodiments thereof) held by the Debtor Party and such successors and assigns or otherwise available to them; and

(b)  not interfere with the rights of the Non-Debtor Party under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of Title 11.

10.5.3.       Rights to Intellectual Property. If (i) a Title 11 case is commenced by or against the Debtor Party, (ii) this Agreement is rejected as provided in Title 11, and (iii) the Non-Debtor Party elects to retain its rights under this Agreement as provided in Title 11, then the Debtor Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall provide to the Non-Debtor Party all such intellectual property (including all embodiments thereof) held by the Debtor Party and such successors and assigns, or otherwise available to them, immediately upon the Non-Debtor Party’s written request. Whenever the Debtor Party or any of its successors or assigns provides to the Non-Debtor Party any of the intellectual property licensed under this Agreement (or any embodiment thereof) pursuant to this Section 10.5, the Non-Debtor Party shall have the right to perform the obligations of the Debtor Party under this Agreement with respect to such intellectual property, but neither such provision nor such performance by the Non-Debtor Party shall release the Debtor Party from any such obligation or liability for failing to perform it. The Parties hereto acknowledge and agree that the Progenics Development Costs to be paid under Section 6.2 (Post-Effective Date Development Expenses) and the Development Payments to be paid under Section 6.3 (Development Payments) (and any other payment by Wyeth to Progenics under this Agreement other than the royalties to be paid under Section 6.5 (Royalty Payments) and Commercialization Payments to be paid under Section 6.4 (Commercialization Milestone Payments)) do not constitute “royalties” within the meaning of Title 11 or relate to licenses of intellectual property under this Agreement.

10.5.4.  Additional Rights. All rights, powers and remedies of the Non-Debtor provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Debtor Party. The Non-Debtor Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

(a)  the right of access to any intellectual property (including all embodiments thereof) of the Debtor Party, or any Third Party with whom the

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Debtor Party contracts to perform an obligation of the Debtor Party under this Agreement, and, in the case of the Third Party, which is necessary for the research, development, manufacture and Commercialization of Products; and

(b)  the right to contract directly with any Third Party to complete the contracted work.

10.6.  Effect of Termination of the UR Labs-Progenics Agreement

10.6.1.   Background. Progenics and UR Labs, Inc., a Nevada corporation, entered into a Sublicense Agreement dated as of September 21, 2001, as amended (the “UR Labs-Progenics Agreement”), under which UR Labs granted Progenics a license, with the right to further sublicense, under certain Progenics Technology. On December 22, 2005, UR Labs assigned the UR Labs-Progenics Agreement together with all Patent Rights and Know-How licensed thereunder to ProNev, Progenics’ wholly-owned subsidiary.

10.6.2.  Direct License To Wyeth. Solely for the purpose of maintaining the continuity of the licenses granted by Progenics to Wyeth under this Agreement in the event that the UR Labs-Progenics Agreement is terminated for any reason other than as a result of Wyeth’s uncured material breach of this Agreement (a “Wyeth Non-Defaulting Termination”), ProNev hereby grants and agrees to grant to Wyeth a direct license under all Progenics Patent Rights and Progenics Know-How Controlled by ProNev. In such event, the foregoing license shall be on the terms and conditions of the UR-Labs Progenics Agreement (as amended) as supplemented by this Section 10.6 (Effect of Termination of the UR Labs-Progenics Agreement). Furthermore, the license granted by ProNev to Wyeth under this Section 10.6.2 shall remain in effect for the duration of the license granted by Progenics to Wyeth under this Agreement. Progenics hereby consents to ProNev’s grant of such a license to Wyeth. For purposes of this Section 10.6.2, the UR Labs-Progenics Agreement shall be deemed terminated on either (i) the date of termination pursuant to the UR Labs-Progenics Agreement after giving effect to any cure or grace periods, or (ii) in the event that Progenics initiates litigation or arbitration challenging the existence of a termination event, the date of a final determination of termination by a court of competent jurisdiction or binding arbitration panel.

10.6.3.  Termination of Direct License to Wyeth. If and to the extent that the license granted by Progenics to Wyeth under this Agreement is terminated, in whole or in part, by Progenics pursuant to Section 10.2 (Termination by Progenics), the license granted by ProNev to Wyeth under Section 10.6.2 (Direct License to Wyeth) shall likewise be automatically terminated to the same extent.

10.6.4.  Payments in the Event of Termination of the UR Labs-Progenics Agreement. In consideration of the direct license granted by ProNev to Wyeth under Section 10.6.2 (Direct License to Wyeth), in the event of a Wyeth Non-Defaulting Termination of the UR Labs-Progenics Agreement, Wyeth shall pay to ProNev any

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payments which Progenics would have been required to pay to ProNev under the UR Labs-Progenics Agreement (had the UR Labs-Progenics Agreement remained in effect) in connection with the license granted by Progenics to Wyeth under this Agreement at such times as such payments would have otherwise become due under the UR Labs-Progenics Agreement. Wyeth shall be entitled to deduct any amount owed to ProNev under this Section 10.6.4 from any amounts that Wyeth owes to Progenics under this Agreement.

10.6.5.  Restatement of License Agreement. In the event of a Wyeth Non-Defaulting Termination of the UR Labs-Progenics Agreement, at Wyeth’s request, Wyeth and ProNev shall enter into an agreement memorializing and restating the direct license granted to by ProNev to Wyeth under Section 10.6.2 (Direct License to Wyeth) on the terms and conditions provided for in this Section 10.6 (Effect of Termination of the UR Labs-Progenics Agreement).

11.	INDEMNIFICATION AND INSURANCE.

11.1.  Indemnification by Wyeth. Wyeth will indemnify, defend and hold harmless Progenics, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “Progenics Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Progenics Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of: (a) any intentional misconduct or gross negligence on the part of Wyeth or its Affiliates in performing any activity contemplated by this Agreement; (b) personal injury or death of any person as a result of use of any Product sold by Wyeth, its Affiliates or Sublicensees; or (c) the material breach by Wyeth of any of its representations, warranties or covenants set forth in this Agreement; except, in each case, to the extent caused by the gross negligence or intentional misconduct of Progenics or any Progenics Indemnified Party.

11.2.  Indemnification by Progenics. Progenics will indemnify, defend and hold harmless Wyeth, its Affiliates, sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, a “Wyeth Indemnified Party”) from and against any and all Liabilities that the Wyeth Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of: (a) any intentional misconduct or gross negligence on the part of Progenics or its Affiliates in performing any activity contemplated by this Agreement; (b) the material breach by Progenics of any of its representations, warranties or covenants set forth in this Agreement; or (c) personal injury or death of any person as a result of use of any Product supplied by Progenics for use in clinical trials to the extent caused by a manufacturing defect, except, in each case ((a), (b), and (c)), to the extent caused by the gross negligence or intentional misconduct of Wyeth or any Wyeth Indemnified Party.

11.3.  Procedure. Each Party will notify the other Party in writing in the event it becomes aware of a Claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Section 11 (Indemnification and Insurance), such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to

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discuss how to respond to any Claims that are the subject matter of such proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in defense of such matter. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such Claim, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened Claim in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

11.4.  Insurance. Progenics agrees to use Commercially Reasonable Efforts to obtain and maintain, during the Term of this Agreement, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under 11.2 (Indemnification by Progenics), in each case with limits of not less than [*] per occurrence and in the aggregate. Insurance shall be procured with carriers having an A.M. Best Rating of A-VII or better.

12.	REGULATORY MATTERS, PRODUCT SAFETY ISSUES, PRODUCT RECALLS

12.1.  Regulatory Matters.

12.1.1.  Cooperation and Sharing of Information. The Parties shall cooperate to support all interactions with any Regulatory Authority related to the Products in the Territory. Each Party will keep the other informed of their interactions with the FDA and Regulatory Authorities in the following countries: [*], including by providing copies of correspondence and submissions and timely notice of and invitations to attend meetings with the FDA and other such Regulatory Authorities. Each Party shall give the other reasonable opportunity to review and comment on submissions to the FDA and other such Regulatory Authorities prior to making such submissions.

12.1.2.  FDA Interaction Related To SC Product and IV Product. Progenics shall be primarily responsible for coordinating all interactions with the FDA with respect to the SC Product and IV Product up to the time of FDA Regulatory Marketing Approval. Progenics shall be responsible for the content and responses to the FDA that

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are related to scientific and medical questions. Wyeth shall be responsible for the content and responses to the FDA that are related to labeling, Compound and Product specifications, chemistry and manufacturing control matters, post-approval studies and other post-approval commitments. Progenics and Wyeth will cooperate to prepare fully electronic submissions (eCTD) to the FDA. Once the SC Product receives Regulatory Marketing Approval in the U.S. from the FDA, Wyeth shall assume primary responsibility for all regulatory interactions for both the IND and NDA with the FDA with respect to the SC Product, and likewise, once the IV Product receives Regulatory Marketing Approval in the U.S. from the FDA, Wyeth shall assume primary responsibility for all regulatory interactions with the FDA with respect to the IV Product

12.1.3.  Other Regulatory Interactions. Except as set forth in Section 12.1.2 (FDA Interaction Related to SC Product and the IV Product) with respect to the SC Product and the IV Product, beginning on the Effective Date, Wyeth shall have sole responsibility for all investigational and Registrational Applications and other applications for Regulatory Approval and all interaction with any Regulatory Authority in the Territory with respect to any Product. For clarity, with respect to the SC Product and the IV Product, beginning on the Effective Date, Wyeth shall have sole responsibility for all Registrational Applications and other applications for Regulatory Approval outside the U.S. and all interactions with any Regulatory Authority outside the U.S.

12.1.4.  Ownership of Regulatory Approvals.

(a)  Progenics shall remain the owner of all right, title and interest in all FDA Registrational Filings and FDA Regulatory Approvals for the SC Product and IV Product in the U.S. (the “Progenics Regulatory Filings/Approvals”). Progenics and Wyeth shall each use Commercially Reasonable Efforts to take such actions as are necessary to enable Wyeth efficiently to take on the role described in Section 12.1.2 (FDA Interactions Related to SC Product and IV Product), including without limitation submitting with the FDA all of the documents, letters, and information reasonably necessary or advisable to enable Wyeth to efficiently perform its responsibilities.

(b)  Except as otherwise provided in Section 12.1.4(a) with respect to the Progenics Regulatory Filings/Approvals, which shall remain the property of Progenics, Wyeth shall own all right, title and interest in all Registrational Filings and Regulatory Approvals for any Product and any applications therefore throughout the Territory. Promptly after the Effective Date, Progenics shall (i) transfer to Wyeth all Registrational Filings and Regulatory Approvals (if any) for any Product throughout the Territory and any applications therefore, other than the Progenics Regulatory Filings/Approvals (the “Transferred Regulatory Filings/Approvals”), and (ii) take such actions as are necessary to enable Wyeth to take on the role described in Sections 12.1.2 (FDA Interaction Related to SC Product and IV Product) and 12.1.3 (Other Regulatory Interactions). Wyeth shall reimburse Progenics for its non-de minimis out-of-pocket costs incurred in

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complying with the foregoing sentence. Wyeth and Progenics shall, at Wyeth’s expense, take any and all actions required by the relevant Regulatory Authorities to effect the transfer of the Transferred Regulatory Filings/Approvals from Progenics to Wyeth as soon as reasonably practicable after the Effective Date, including without limitation filing with appropriate Regulatory Authorities all of documents, letters and information required by the Regulatory Authorities to effect such transfer. Progenics may retain archival copies of the Transferred Regulatory Filings/Approvals, including supplements and records relating thereto.

12.1.5.  Wyeth Affiliates and Sublicensees. Nothing in this Section shall limit Wyeth’s ability to authorize any Wyeth Affiliate or Wyeth Sublicensee to seek or obtain any Regulatory Approval outside the United States for any Product or own any such Regulatory Approval obtained as a result of any such application or Wyeth’s ability to assign ownership of any Regulatory Approval or application therefore.

12.1.6.  Right of Reference. Each Party hereby grants to the other a “right of reference,” as that term is defined in 21 C.F.R. § 314.3(b), to any data controlled by such Party that relates to any Product, and each Party shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3).

12.2.  Medical and Customer Inquiries. During Commercialization of any Product, Wyeth, its Affiliates and Sublicensee, as appropriate, shall be responsible for responding to all inquiries related to such Product raised by health care professionals or other customers.

12.3.  Safety Agreement. After the Effective Date the Parties shall enter into a Safety Agreement substantially in the form of the Wyeth form of Safety Agreement previously agreed by the Parties (the “Safety Agreement”) providing for, among other things, the maintenance by Progenics of an adverse event database for the SC Product and the IV Product until FDA Regulatory Marketing Approval, AE or ADR reporting including literature review and associated reporting; AE or ADR follow-up reporting; preparation and submission of all safety reports to the regulatory authorities as required by local laws and/or regulations in the Territory; global safety database maintenance; product quality complaint handling; all interactions with health authorities, including a formal process to adequately communicate urgent issues regarding safety and labeling; periodic submissions; labeling modifications; safety monitoring and detection; and safety measures (e.g., Dear Doctor Letter, restriction on distribution).

12.4.  Product Recalls. Wyeth shall be solely responsible at Wyeth’s expense for all contact with Regulatory Authorities relating to any Recall of any Product. Wyeth shall be solely responsible at Wyeth’s expense for implementing, directing and administering any Recall of any Product required or recommended by any Regulatory Authority or court of competent jurisdiction, or determined by Wyeth, in its sole discretion, to be necessary or advisable. If Wyeth is required or voluntarily decides to initiate a Recall with respect to any Product, whether or not such Recall has been requested or ordered by any Regulatory Authority, Wyeth shall promptly notify Progenics of such requirement or decision.

12.5.  Cost of Recalls. Wyeth shall be solely responsible for the cost of any Recall.

13.	MISCELLANEOUS.

13.1.  Change of Control. If a Top 15 Pharmaceutical Company acquires control of Progenics in a Progenics Change of Control transaction, then Wyeth shall have the right to terminate the Co-Promotion Agreement by providing written notice to Progenics within [*] ([*]) days of the receipt of notice by Wyeth of the Change in Control, and Sections 5.1 (Co-Promotion Option) and 5.5 (Sharing of Information; Progenics Commercial Organization) of this Agreement shall cease to have any effect and the JCC shall be disbanded.

13.2.  Assignment. Neither this Agreement nor any interest under this Agreement shall be assignable by any party to this Agreement without the prior written consent of the other parties, except as follows: Either Party may assign its rights and obligations under this Agreement by way of sale of such Party itself or the sale of a substantial portion of the business of such Party to which this Agreement relates, through merger, sale of assets and/or sale of stock or ownership interest, provided that such sale is not primarily for the benefit of such Party’s creditors. ProNev may assign its rights and obligations under this Agreement only in connection with a sale of Progenics or the sale of a substantial portion of the business of Progenics and ProNev to which this Agreement relates, through merger, sale of assets and/or sale of stock or ownership interest, provided that such sale is not primarily for the benefit of such Party’s creditors. In any such case, the assignment may only be made to the person acquiring the party to this Agreement or the business of the party. Each party to this Agreement shall promptly notify the other Party of any assignment or transfer under the provisions of this Section. This Agreement shall be binding upon the successors and permitted assigns of the parties to this Agreement and the name of a party to this Agreement appearing herein shall be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 13.2 (Assignment) shall be void.

13.3.  Further Actions. Each party to this Agreement agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

13.4.  Force Majeure. Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control that it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly in the event such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all Commercially Reasonable Efforts to resume performance of its obligations as soon as practicable; provided, however, that neither Party shall be required to settle any labor dispute or disturbance.

13.5.  Correspondence and Notices.

13.5.1.  Ordinary Notices. Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile transmission (receipt verified), or by nationally recognized overnight delivery service to

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the employee or representative of the other Party who is designated by such other Party to receive such written communication.

13.5.2.  Extraordinary Notices. Extraordinary notices and communications (including, without limitation, notices of termination, force majeure, material breach, change of address) shall be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid first class, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication.

All correspondence to Wyeth shall be addressed as follows:

Wyeth Pharmaceuticals Division
500 Arcola Road
Collegeville, Pennsylvania 19426
Attn: Senior Vice President, Corporate Business Development
Fax: (484) 865-6476

Wyeth-Whitehall Pharmaceuticals, Inc.
Road No. 3, Kilometer 142.1
Guayama, Puerto Rico 00784
Attention: General Manager
Fax: (787) 866-7273

   Wyeth-Ayerst Lederle, Inc.
P.O. Box 6023
65th Infantry Road, Kilometer 9.7
Carolina, Puerto Rico 00987-4904
Attention: Managing Director
Fax: (787) 762-3395

with a copy to:

Wyeth
5 Giralda Farms
Madison, New Jersey 07940
Attn: General Counsel
Fax: (973) 660-7156

All correspondence to Progenics and ProNev shall be addressed as follows:

Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591

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Attn: Chief Executive Officer
Fax: (914) 789-2817

with a copy to:

Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: General Counsel
Fax: (914) 789-2856

13.6.  Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.7.  Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

13.8.  Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

13.9.  Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.10.  Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof.

13.11.  Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Other than the express duties and obligations set forth in this Agreement, neither Party shall have any implied fiduciary to the other Party.

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13.12.  Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

13.13.  Future Relationships. Nothing contained in this Agreement shall be construed, by implication or otherwise, as an obligation of any Party hereto to enter into a further agreement regarding the subject matter of this Agreement. Further, other than expressly stated herein, nothing herein shall be construed to grant either Party hereto a license, either express or implied, to any patent, know-how, trademark, or trade name of the other Party.

13.14.  Interpretation. The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to include the plural (and vice versa), wherever appropriate. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (c) the words “herein”, ”hereof” and ”hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits and Schedules of this Agreement.

13.15.  No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

13.16.  Governing Law. This Agreement, the rights of the parties and all Claims arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the substantive laws in effect in the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

13.17.  Jurisdiction; Venue; Service of Process.

13.17.1.  Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York located in New York City or the United States District Court for the Southern District of New York located in New York City for the purpose of any Claim between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Claim brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-

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named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Claim other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Claim in a court other than the above-named courts solely to seek pre-litigation attachment of assets or preliminary injunction relief prior to litigation on the merits in the above-named courts or for the purpose of enforcing an order or judgment issued by one of the above-named courts.

13.17.2.   Venue. Each party agrees that for any Claim between the parties arising in whole or in part under or in connection with this Agreement, such party bring Claims only in the City of New York. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

13.17.3.   Service of Process. Each party hereby (a) consents to service of process in any Claim between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.5, will constitute good and valid service of process in any such Claim and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Claim any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

13.18.  Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.19.  Dispute Resolution.  Except as set forth in Section 3.1.3 (Decision Making) with respect to tie votes regarding decisions within the jurisdiction of the various Committees, if the Parties are otherwise unable to resolve a dispute among them informally, Wyeth or Progenics, by written notice to the other, may have such dispute referred to their respective executive officers

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designated for attempted resolution by good faith negotiations (each, a “Responsible Executive”).

For Wyeth: [*]

For Progenics: [*]

Any such dispute shall be submitted to the Responsible Executives no later than thirty (30) days following such request by either the JSC or Wyeth or Progenics. In the event the Responsible Executives are not able to resolve any such dispute within thirty (30) days after submission of the dispute to such executive officers, Wyeth or Progenics, as the case may be, may pursue whatever measures legally available to resolve such dispute. All negotiations pursuant to this Section 13.19  shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation between the Parties.

13.20.  Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached, irreparable damage may occur which would be extremely impractical or difficult to measure and that as a result no adequate remedy of law may exist; accordingly the non-defaulting party, in addition to any other available rights or remedies, shall have the right to seek, in a court of competent jurisdiction, specific performance of the terms of this Agreement.

13.21.  Purchases of Equity Securities.

13.21.1.   General. From the date hereof until one (1) year after the First Commercial Sale of any Product in the United States, except as permitted hereunder, Wyeth and its corporate Affiliates will not directly or indirectly in any manner:

(a)  acquire, or agree to acquire by purchase beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in any voting securities of Progenics;

(b)  make, or actively participate in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission (the “SEC”) promulgated pursuant to Section 14 of the Exchange Act) with respect to (a) a business combination, restructuring, recapitalization or similar transaction with Progenics or (b) election or removal of directors; provided, however, that the prohibition in this Section 13.21.1 shall not apply to solicitations exempted from the proxy solicitation rules by Rule 14a-2 under the Exchange Act as such Rule 14a-2 is in effect as of the date hereof;

(c)  form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Progenics;

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(d)  enter into any arrangement or understanding with others to do any of the actions restricted or prohibited under Sections 13.21(a),(b) or (c); or

(e)  otherwise publicly offer to Progenics or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with Progenics or otherwise seek in concert with others, to control or change the board of directors of Progenics or nominate any person as a director of Progenics who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of Progenics with respect to a business combination, restructuring, recapitalization or similar transaction with Progenics.

13.21.2.  Exceptions for Purchasing Securities of Progenics. Nothing herein shall prevent:

(a)  Wyeth from purchasing additional securities of Progenics if after such purchase Wyeth and its corporate Affiliates would own no greater percent of the total voting power of all voting securities of Progenics then outstanding than Wyeth and such corporate Affiliates owned immediately prior to the Effective Date.

(b)  Wyeth from acquiring securities of Progenics issued in connection with stock splits, stock dividends or recapitalizations or on exercise of pre-emptive or other purchase rights afforded to Progenics stockholders generally.

(c)  Wyeth or Wyeth’s Affiliates from purchasing securities of Progenics pursuant to (i) a pension plan established for the benefit of Wyeth’s employees, (ii) any employee benefit plan of Wyeth or (iii) any stock portfolios not controlled by Wyeth or any of its corporate Affiliates that invest in Progenics among other companies.

(d)  Wyeth from acquiring securities of another biotechnology or pharmaceutical company that beneficially owns any of Progenics’ securities.

13.21.3.  Exceptions. The limitations provided in Section 13.21 (Purchase of Equity Securities) shall immediately terminate upon the occurrence of any of the following events:

(a)  the commencement by any person of a tender or exchange offer seeking to acquire beneficial ownership of fifty percent (50%) or more of the outstanding shares of voting securities of Progenics;

(b)  the execution of an agreement which, if consummated, would result in either (i) the beneficial owners of Progenics voting securities or voting power beforehand owning less than 50% of the voting securities or voting power of the surviving company in the transaction or (ii) the sale of all or substantially all of the assets of Progenics;

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(c)  during any twelve month period, there is a change in the composition of the Progenics board of directors such that the individuals constituting such board at the beginning of such period cease for any reason to constitute a majority of the board; or

(d)  the adoption of a plan of liquidation or dissolution with respect to Progenics.

13.21.4.  Exclusion. No action or actions taken by Wyeth or any of its Affiliates pursuant to the terms of this Agreement or any collaboration agreement between Wyeth or its Affiliates, on the one hand, and Progenics or its Affiliates, on the other hand, or in connection with exercising or enforcing rights hereunder or thereunder shall be deemed to violate the restrictions contained herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

Wyeth, acting through its Wyeth Pharmaceuticals Division	Progenics Pharmaceuticals, Inc.
By_/s/ Mark L. Lee	By_/s/ Paul J. Maddon
Name: Mark L. Lee Title: Senior Vice President-Global Business Development	Name: Paul J. Maddon Title: Chief Executive Officer

Wyeth-Whitehall Pharmaceuticals, Inc.	Progenics Pharmaceuticals Nevada, Inc.
By_/s/ Ronald W. Alice	By_/s/ Paul J. Maddon
Name: Ronald W. Alice Title: Assistant Secretary	Name: Paul J. Maddon Title: President

Wyeth-Ayerst Lederle, Inc.
By_/s/ Ronald W. Alice
Name: Ronald W. Alice Title: Assistant Secretary

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SCHEDULE 1.10

CHEMICAL DRAWING OF THE COMPOUND

[*]

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Schedule1.10 - page 1

SCHEDULE 8.4.2

PRESS RELEASE

For Immediate Release
Contacts:	Wyeth: Media Contact: Gerald Burr Wyeth Pharmaceuticals (484) 865-5138 Douglas Petkus Wyeth (973) 660-5218 Investor Contacts: Justin Victoria Wyeth (973) 660-5340	Progenics Pharmaceuticals, Inc.: Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

WYETH AND PROGENICS PHARMACEUTICALS ANNOUNCE WORLDWIDE COLLABORATION TO DEVELOP AND COMMERCIALIZE METHYLNALTREXONE

- Methylnaltrexone in late-stage clinical development for opioid-induced constipation and post-operative bowel dysfunction -

Madison, NJ and Tarrytown, NY - December 23, 2005 - Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE) and Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that they have entered into an exclusive, worldwide agreement for the joint development and commercialization of methylnaltrexone (MNTX) for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction. These medical conditions are major therapeutic challenges in the management of gastrointestinal function in individuals treated with opioids for pain or in patients following serious or prolonged surgeries.

Under the terms of the collaboration, Wyeth receives worldwide rights to MNTX, and Progenics retains an option to co-promote the product in the United States. The companies will collaborate on the worldwide development of MNTX. The transaction includes an upfront payment of $60 million to Progenics with as much as an additional $356.5 million payable upon achievement of certain milestones. Wyeth will pay Progenics royalties on worldwide sales of MNTX and co-promotion fees within the United States. Additionally, Wyeth is responsible for all future development and commercialization costs.

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Schedule 8.4.2 - page 1

“MNTX fits well within our current portfolio and represents a broad treatment platform with multiple products intended to address unmet medical needs in opioid-induced bowel disorders,” says Bernard Poussot, President of Wyeth Pharmaceuticals and Executive Vice President, Wyeth. “Our collaboration with Progenics strengthens Wyeth’s leadership position in the field of gastroenterology. Importantly, within Wyeth, we have selected MNTX for streamlined development.”

“Our collaboration with Wyeth maximizes the global development, commercialization, and market potential of MNTX across a broad range of therapeutic indications,” says Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “Progenics and Wyeth share a vision for bringing this important new therapy to market for the millions of patients who suffer from the debilitating side effects of opioid pain medications.”

Currently, there are no therapies approved to treat the side effects of opioids. These side effects often prevent optimal pain control and may prolong hospitalization. The ability to deliver MNTX using three dosage forms and routes of administration represents a significant benefit to patients and health care professionals. Each MNTX dosage form is tailored to address the needs of specific clinical applications based on onset of action, predictability of response, dosing flexibility and ease of use. The three MNTX product candidates are:

•	Subcutaneous injection for the treatment of intractable constipation in patients with advanced medical illness (AMI), including cancer and AIDS;
•	Intravenous infusion for the treatment of patients with gastrointestinal tract and urinary dysfunction that commonly occurs after major abdominal and prolonged surgeries; and
•
Oral formulation for the treatment of opioid-induced constipation in patients with chronic pain, including those suffering from headaches, joint pain, lower-back pain, sickle-cell disease, muscle pain and other disorders requiring opioid analgesics.

Progenics is completing a second pivotal phase 3 clinical study of subcutaneous MNTX in AMI. In 2006, clinical studies in post-operative bowel dysfunction with intravenous MNTX are scheduled to enter phase 3, and the oral product will enter phase 2 in patients receiving opioids for chronic pain. Under the terms of the collaboration, Wyeth will develop oral MNTX worldwide. Progenics will lead the U.S. development of subcutaneous and intravenous MNTX, while Wyeth will lead development of these parenteral products outside the U.S. Wyeth and Progenics will pursue an integrated strategy to optimize worldwide development, regulatory approval, and commercial launch of the three MNTX products which may impact timelines previously disclosed by Progenics. Decisions regarding the timelines for development of the three MNTX products will be made by the Joint Development Committee, consisting of members from both Wyeth and Progenics.

Background

Opioids are widely used to lessen suffering in advanced cancer and other terminal diseases. To relieve pain, narcotic medications such as morphine activate specific opioid receptors located in the central nervous system - the brain and spinal cord. Opioids, however, also interact with these receptors outside of the central nervous system, resulting in side effects, which can be debilitating, including constipation, urinary retention and severe itching. MNTX is designed to block peripheral opioid receptors whose activation causes these side effects. As MNTX does not cross the blood-brain barrier, it does not interfere with brain-centered pain relief.

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Schedule 8.4.2 - page 2

•
Advanced medical illness: Approximately 1.7 million patients suffer from AMI each year in the U.S., including patients with cancer, AIDS, sickle-cell disease and other painful terminal illnesses. The majority of those treated with opioids for pain suffer debilitating constipation.

•
Post-operative bowel dysfunction: More than 20 million surgeries occur in the U.S. each year, with more than two-million patients at high risk for developing post-operative bowel dysfunction, a serious paralysis of the gastrointestinal tract. Post-operative bowel dysfunction is a major factor in increasing hospital stay, as patients are typically not discharged until bowel and urinary functions are restored.

•	Chronic pain: Approximately five-million patients receive opioids on a chronic basis, and many experience chronic opioid-induced constipation.

Company Profiles

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare, and Fort Dodge Animal Health.

Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone (MNTX) for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. In collaboration with Cytogen Corporation, the Company is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

WYETH DISCLOSURE NOTICE: The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no

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Schedule 8.4.2 - page 3

obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

PROGENICS DISCLOSURE NOTICE: The information contained in this document is current as of December 23, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercial costs, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

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Editor’s Note:
Additional information on Progenics available at http://www.progenics.com
Additional information on Wyeth available at http://www.wyeth.com

Progenics Pharmaceuticals issued two press releases today. The other release is entitled:
Progenics Acquires Methylnaltrexone Royalty Rights from Licensors and Files Shelf Registrations

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Schedule 8.4.2 - page 4

                                            SCHEDULE 9.2

                          DISCLOSURE SCHEDULE

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SCHEDULE 9.2(C) PROGENICS THIRD PARTY AGREEMENTS

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Schedule 9.2 - page 2

EXHIBIT A

FORM OF CO-PROMOTION AGREEMENT

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